Exhibit 10.1

Execution Version

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of September 12, 2003

TAXI MEDALLION LOAN TRUST I

as Borrower

and

MERRILL LYNCH COMMERCIAL FINANCE CORP.

as Lender

-ii-

-iii-

-iv-

SCHEDULES

Schedule 1.01(a)	Credit and Collection Policy
Schedule 1.01(b)	Existing Permitted Joint Participants
Schedule 1.01(c)	Existing Permitted Junior Participants
Schedule 1.01(d)	Underwriting Guidelines
Schedule 1.01(e)	Category IV Medallion Loans
Schedule 1.01(f)	Category V Medallion Loans
Schedule 1.01(g)	Specified Chicago Medallion Loans
Schedule 1.01(h)	Junior Specified Chicago Medallion Loans
Schedule 1	Eligibility Criteria
Schedule 6.25	Filing Jurisdictions
Schedule 6.27	Parent Subsidiaries
Schedule 7.20	Right of First Refusal
Schedule 7.21	Monthly Pricing Reports

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Collection Account Control Agreement
Exhibit D	Form of Custodial Agreement
Exhibit E	[RESERVED]
Exhibit F-1	Form of Junior Participation Supplemental Agreement (E.J.T.)
Exhibit F-2	Form of Junior Participation Supplemental Agreement (Elk)
Exhibit F-3	Form of Junior Participation Supplemental Agreement (Susil Cab, Inc.)
Exhibit F-4	Form of Junior Participation Supplemental Agreement (The OSG Corporation)
Exhibit G	Form of Interest Reserve Deposit Account Control Agreement
Exhibit H	Form of Notice of Borrowing and Pledge
Exhibit I	Form of Tax Certificate
Exhibit J	Form of Assignment and Acceptance
Exhibit K	[RESERVED]
Exhibit L-1	Form of Approved Junior Participation Agreement (E.J.T.)
Exhibit L-2	Form of Approved Junior Participation Agreement (Elk)
Exhibit L-3	Form of Approved Junior Participation Agreement (Susil Cab, Inc.)
Exhibit L-4	Form of Approved Junior Participation Agreement (The OSG Corporation)
Exhibit M	Form of Continuation/Conversion Notice
Exhibit N	Form of Amendment to Servicing Agreement

-v-

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of September 12, 2003 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Loan Agreement”), is made by and between TAXI MEDALLION LOAN TRUST I, a Delaware statutory trust (the “Borrower”), and MERRILL LYNCH COMMERCIAL FINANCE CORP., a Delaware corporation (the “Lender”).

RECITALS

WHEREAS, the Borrower and the Lender (as successor-in-interest to Merrill Lynch Bank USA pursuant to that certain Assignment and Acceptance, dated as of the date hereof) are parties to that certain Loan and Security Agreement, dated as of September 13, 2002 (the “Original Loan Agreement”, as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”);

WHEREAS, pursuant to the Existing Loan Agreement, the Lender has made revolving credit loans to the Borrower, the proceeds of which were used by the Borrower to finance the purchase of certain Medallion Loans or for other purposes permitted thereby;

WHEREAS, the Borrower has requested that the Lender amend and restate the Existing Loan Agreement to provide for an extension of the termination date, an increase in the maximum committed credit and for certain other amendments to the Existing Loan Agreement;

WHEREAS, the Lender is willing to amend and restate the Existing Loan Agreement, but only on the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Existing Loan Agreement is amended and restated as set forth in the Recitals hereto and as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall have the meaning assigned thereto in the Servicing Agreement.

“Additional Specified Chicago Medallion Loans” shall have the meaning assigned thereto in Section 2.17.

“Advance” shall have the meaning assigned to such term in Section 2.01(a).

“Advance Rate” shall mean:

(a) with respect to each Eligible Medallion Loan that is a Category I Medallion Loan, a Category IV Medallion Loan or a Category V Medallion Loan, the “Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan:

Class of Category I, Category IV or Category V Medallion Loans	Advance Rate
Class A Medallion Loans	90%
Class B Medallion Loans	90%
Class C Medallion Loans	85%
Class D Medallion Loans	75%
Class E Medallion Loans	50%

(b) with respect to each Eligible Medallion Loan that is a Category II Medallion Loan or a Category III Medallion Loan, the “Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan:

Class of Category II or Category III Medallion Loans	Advance Rate
Class A Medallion Loans	100%
Class B Medallion Loans	80%
Class C Medallion Loans	75%
Class D Medallion Loans	67%
Class E Medallion Loans	45%

provided, however, that:

(i) if the Delinquency Ratio shall exceed 25%, then the Advance Rate applicable to all Eligible Loans that are not Class A Medallion Loans may, in the sole and absolute discretion of the Lender, be reduced by an amount of up to 2.5 percentage points; or

(ii) if 5% or more of the Medallion Loans at any time held by the Borrower are Class D Medallion Loans and Class E Medallion Loans, then the Advance Rate applicable to all Eligible Loans that are Class D Medallion Loans and Class E Medallion Loans may, in the sole and absolute discretion of the Lender, be reduced by an amount of up to 2.5 percentage points; or

(iii) the Cumulative Losses for Medallion Loans shall exceed $1,000,000; or

(iv) (A) the average cost of fully liquidating a Medallion, determined as of the last day of each month, based on the cost of liquidating Medallions during the preceding three months (or if fewer than ten Medallions were liquidated during such three-month period, based on the cost of liquidating the ten most recently liquidated Medallions), exceeds 5% of the original principal balance, or (B) the average time required to fully liquidate a Medallion in a jurisdiction, determined as of the last day of each month, based on the time of liquidating Medallions during the preceding three months (or if fewer than ten Medallions were liquidated during such three-month period, based on the time of liquidating the ten most recently liquidated Medallions), exceeds the number of days allotted per jurisdiction as set forth on Schedule 10 to the Borrowing Base Certificate under “Cannot exceed              days” due to a change in the procedure for liquidating Medallions estimated by the applicable Taxi Commission, in each case as determined by the Lender in its sole discretion exercised in good faith, in which case the Advance Rate may be reduced only with respect to Medallion Loans secured by Medallions in the jurisdiction in which such average time to liquidate Medallions exceeds the applicable allotted number of days.

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than, with respect to the Collateral, any lien, security interest, charge, encumbrance or other right or claim in favor of the Lender.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities or interests (on a fully diluted basis) having ordinary voting power for the directors or managing partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or interests, by contract, or otherwise.

“Applicable Margin” shall mean (i) for each Advance secured by Eligible Medallion Loans other than Category III Medallion Loans, 1.25%, and (ii) for each Advance secured by Category III Medallion Loans, 1.75%.

“Approved Joint Participation Agreement” shall mean a participation agreement between Medallion Funding and a Permitted Joint Participant, in form and substance satisfactory to the Lender in its sole and absolute discretion.

“Approved Junior Participation Agreement” shall mean a participation agreement between Medallion Funding and a Permitted Junior Participant, substantially in the form of Exhibits L-1, L-2, L-3 and L-4 to the Original Loan Agreement, as amended, supplemented, restated or otherwise modified from time to time with the consent of the Lender in its sole and absolute discretion.

“Approved Purchase Agreement” shall mean each purchase and sale agreement for Medallion Loans between the Borrower, as purchaser, and an Approved Seller, together with all instruments, documents and agreements executed in connection therewith, acceptable to the Lender in writing in the Lender’s sole and absolute discretion, as such Approved Purchase Agreement may from time to time be amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Approved Seller” shall mean any Person, other than Medallion Funding, acceptable to the Lender in its sole and absolute discretion and approved in writing by the Lender, as seller of Medallion Loans to the Borrower pursuant to an Approved Purchase Agreement.

“Assignment and Acceptance” shall have the meaning set forth in Section 10.14 hereof.

“Atlantic Bank” shall mean Atlantic Bank, a bank chartered by the State of New York Banking Department.

“Backup Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Backup Servicing Agreement” shall mean the Backup Servicing Agreement between the Backup Servicer, the Borrower and the Lender, as amended, supplemented, restated or otherwise modified from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidation, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Borrower” shall have the meaning assigned to such term in the Preamble.

“Borrowing Base” shall mean at any time an amount equal to the aggregate Collateral Value of all Eligible Medallion Loans pledged to the Lender hereunder at such time.

“Borrowing Base Certificate” shall mean a certificate, substantially in the form of Exhibit B hereto, with appropriate insertions, showing the Borrowing Base as of the date set forth therein, and certified as complete and correct by a Responsible Officer of the Servicer.

“Borrowing Base Deficiency” shall have the meaning provided in Section 2.07(b) hereof.

“Borrowing Base Period” shall have the meaning assigned to such term in Section 2.01(a).

“Boston Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Boston, Massachusetts.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Lender or the Custodian (if other than the Borrower) is authorized or obligated by law or executive order to be closed and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, a day in which dealings in Dollar deposits are carried out in the London interbank market.

“Cambridge Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Cambridge, Massachusetts.

“Category I Medallion Loan” shall mean a Medallion Loan (other than a Category IV Medallion Loan or a Category V Medallion Loan) having an LTV at the time of origination or of acquisition by the Borrower of 80% or less.

“Category II Medallion Loan” shall mean a Specified Chicago Medallion Loan or any other Medallion Loan (other than a Category IV Medallion Loan or a Category V Medallion Loan) having a current LTV of 72% or less.

“Category III Medallion Loan” shall mean a Medallion Loan (other than a Category IV Medallion Loan or a Category V Medallion Loan) having an LTV at the time of origination or of acquisition by the Borrower greater than 80% but not more than 90%.

“Category IV Medallion Loan” shall mean a Medallion Loan that was subject to a subordinated participation held by Freshstart but is no longer subject to a participation interest listed on Schedule 1.01(b) to the Original Loan Agreement.

“Category V Medallion Loan” shall mean a Medallion Loan listed on Schedule 1.01(e) to the Original Loan Agreement.

“Chicago Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Chicago, Illinois.

“Class” shall mean the status of a Medallion Loan at any time as a Class A Medallion Loan, Class B Medallion Loan, Class C Medallion Loan, Class D Medallion Loan or Class E Medallion Loan.

“Class A Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is no delinquency in payment or there is a delinquency in the payment of principal and/or interest which continues for a period of up to 30 days (without regard to any applicable grace periods).

“Class B Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than and including 31 days but not in excess of 60 days (without regard to any applicable grace periods).

“Class C Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than and including 61 days but not in excess of 90 days (without regard to any applicable grace periods).

“Class D Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than and including 91 days but not in excess of 180 days (without regard to any applicable grace periods).

“Class E Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than and including 181 days but not in excess of 360 days (without regard to any applicable grace periods).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 4.01(b) hereof.

“Collateral Value” shall mean, with respect to any Eligible Medallion Loan on any date of determination, an amount equal to the product of (a) the Advance Rate applicable to such Eligible Medallion Loan and (b) the Net Principal Balance of such Eligible Medallion Loan; provided, that:

(a) the following additional limitations shall apply:

(i) the aggregate Collateral Value of all Eligible Medallion Loans which consist of New York City Medallion Loans shall be no less than 66.67% of the aggregate Collateral Value of all Eligible Medallion Loans at such time (or such other percentage as the Lender may consent to from time to time);

(ii) the aggregate Collateral Value of all Eligible Medallion Loans which consist of Chicago Medallion Loans, Boston Medallion Loans, Cambridge Medallion Loans, Newark Medallion Loans, Philadelphia Medallion Loans or Other Acceptable Medallion Loans shall not exceed 33.33% of the aggregate Collateral Value of all Eligible Medallion Loans at such time (or such other percentage as the Lender may consent to from time to time);

(iii) the aggregate Collateral Value of all Eligible Medallion Loans that are included in the Borrowing Base at any time and that are not Class A Medallion Loans shall not exceed 25% of the aggregate Collateral Value of all Eligible Medallion Loans at such time;

(iv) the aggregate Collateral Value of all Eligible Medallion Loans that are included in the Borrowing Base at any time and that are not Class A Medallion Loans or Class B Medallion Loans shall not exceed 7.5% of the aggregate Collateral Value of all Eligible Medallion Loans at such time;

(v) the aggregate Collateral Value of all Eligible Medallion Loans that are included in the Borrowing Base at any time and that are not Class A Medallion Loans, Class B Medallion Loans or Class C Medallion Loans shall not exceed 3.0% of the aggregate Collateral Value of all Eligible Medallion Loans at such time;

(vi) the aggregate Collateral Value of all Eligible Medallion Loans which consist of Category II Medallion Loans shall not exceed $40,000,000;

(vii) the aggregate Collateral Value of all Eligible Medallion Loans which consist of Category III Medallion Loans shall not exceed $40,000,000;

(viii) the aggregate Collateral Value of all Eligible Medallion Loans which consist of Category IV Medallion Loans shall not exceed $4,700,000; and

(ix) the aggregate Collateral Value of all Eligible Medallion Loans which consist of Category V Medallion Loans shall not exceed $6,900,000.

(b) the Collateral Value shall be deemed to be zero with respect to each Medallion Loan:

(i) with respect to which the eligibility criteria set forth on Schedule 1 are not satisfied on such date;

(ii) made to any one Obligor (or guaranteed by any one guarantor) in an amount that exceeds $10,000,000, or such greater amount as the Lender may consent to from time to time, on a case-by-case basis, in writing, in the aggregate together with any other Medallion Loans to such Obligor;

(iii) in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than 360 days (without regard to any applicable grace periods);

(iv) for which the Medallion Loan File has been released from the possession of the Custodian under the Custodial Agreement to any Person other than the Lender or a Person acting as the consenting bailee for the Lender for a period of fifteen (15) or more consecutive days;

(v) which exceeds the limitations on Collateral Value set forth in paragraph (a) above;

(vi) for which the Custodian has not received the Medallion Loan File with respect to such Medallion Loan in the time and manner set forth in Section 2.04;

(vii) in respect of any Category IV Medallion Loan that is pledged to the Lender after the Effective Date; and

(viii) in respect of any Category V Medallion Loan that is pledged to the Lender after the Effective Date.

“Collection Account” shall mean a segregated bank account maintained by the Collection Account Bank, as depositary, pursuant to the Collection Account Control Agreement, in the name of the Borrower for the benefit of the Lender and subject to a security interest in favor of the Lender into which all Collections shall be deposited by the Servicer.

“Collection Account Bank” shall mean JPMorgan Chase Bank.

“Collection Account Control Agreement” shall mean that certain Collection Account Control Agreement, dated as of September 13, 2002, by and among the Borrower, the Servicer, the Lender, and the Collection Account Bank, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Collections” shall mean, collectively, all collections, payments and recoveries on or in respect of the Medallion Loans, the Hedging Arrangements and the other Medallion Collateral (including without limitation insurance proceeds and proceeds of the disposition of the Medallion Loans or of assets securing or otherwise subject to the Medallion Loans), and all proceeds of the foregoing.

“Combined Loan-To-Value Ratio” or “CLTV” shall have the meaning provided in Section 2.07(d) hereof.

“Commitment Letter” shall mean the commitment letter, dated as of June 21, 2002, between the Lender and Medallion Funding, as such letter may be amended from time to time.

“Continue”, “Continuation” and “Continued” shall mean the continuation of an Advance from one Interest Period to the next Interest Period.

“Convert”, Conversion” and “Converted” shall refer to a conversion of Fixed Rate Loans into Eurodollar Loans or of Eurodollar Loans into Fixed Rate Loans.

“Corporate Medallion” shall mean a Medallion that is not an Individual Medallion.

“Credit and Collection Policy” shall mean the credit and collection policy of Medallion Funding, as Servicer, for Medallion Loans, a copy of which is attached to the Original Loan Agreement as Schedule 1.01(a).

“Cumulative Losses” shall mean cumulative losses actually realized in any one calendar year with respect to Medallion Loans from and after the time such loans became Medallion Loans, but shall not include costs, expenses or losses resulting from Hedging Arrangements.

“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of September 13, 2002, among the Borrower, the Custodian, the Servicer and the Lender, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian” shall mean Wells Fargo Bank Minnesota, National Association, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean, in respect of any principal of any Advance or, to the extent permitted by law, any other amount under this Loan Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the Eurodollar Rate plus 4.00% per annum.

“Delinquency Ratio” means, as of the last day of each month, (x) the aggregate of the Net Principal Balance of all Medallion Loans for which the related Obligors have been delinquent for thirty-one (31) or more days, divided by (y) the aggregate of the Net Principal Balance of all Medallion Loans at such time.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Lender of any or all of the reviews permitted under Section 10.16 hereof with respect to any or all of the Medallion Loans, as desired by the Lender from time to time.

“Effective Date” shall mean the “Effective Date” as defined in the Original Loan Agreement, which date is September 13, 2002.

“Eligible Medallion Loan” shall mean a Medallion Loan purchased by the Borrower from a Seller (a) which satisfies the eligibility characteristics set forth on Schedule 1 hereto on and as of the applicable Funding Date and which continues to satisfy such eligibility characteristics at all times thereafter while such Medallion Loan is included in the Borrowing Base and (b) as to which the Lender has received evidence satisfactory to the Lender that such Medallion Loan was acquired by each of the Seller and the Borrower pursuant to a “true sale” transaction; provided, that in no event shall any Junior Specified Chicago Medallion Loan qualify as an Eligible Medallion Loan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Base Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the corresponding rate appearing on page BBAM of Bloomberg L.P. as “LIBOR” for such Interest Period two (2) Business Days prior to the beginning of such Interest Period (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Advances are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Advances to be outstanding during such Interest Period.

“Eurodollar Loan” shall mean an Advance the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurodollar Rate Reserve Percentage

“Eurodollar Rate Reserve Percentage” shall mean, for any Interest Period for all of the Eurodollar Loans comprising part of the same borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term comparable to such Interest Period.

“Event of Default” or “Default” shall have the meaning provided in Article VIII hereof.

“Existing Loan Agreement” shall have the meaning provided in the Recitals.

“Facility Fee” shall have the meaning provided in Section 3.03 hereof.

“Federal Funds Rate” shall mean for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed Rate” shall mean the rate per annum equal to the rate of interest charged from time to time by Merrill Lynch Bank USA for a fixed rate loan with a term equal to the applicable Interest Period.

“Fixed Rate Loan” shall mean an Advance the rate of interest applicable to which is based upon the Fixed Rate.

“Freshstart” shall mean Freshstart Venture Capital Corp., a New York corporation.

“Funding Date” shall mean, (x) with respect to a Medallion Loan, the first date on which an Advance is made hereunder to fund the purchase of such Medallion Loan, and (y) with respect to an Advance, the date on which such Advance is made.

“Funding Date Documentation” shall have the meaning assigned to such term in the Custodial Agreement.

“Funding Documentation Receipt Date” shall have the meaning assigned to such term in the Custodial Agreement.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower or any of its properties.

“Hedging Arrangement” shall mean, with respect to any or all of the Medallion Loans, any interest rate swap, cap or collar agreement, Eurodollar future contracts, repurchase agreement or other agreements or arrangements (including any arrangement providing for the short sale of U.S. Treasury securities), and any securities, securities accounts or securities contracts relating to the foregoing, in each case intended to provide protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by the Borrower or a designee of the Borrower and the hedging counterparty.

“Hedging Strategy” shall mean a commercially reasonable interest rate hedging strategy acceptable to the Lender that is designed to provide protection against fluctuations in interest rates, which strategy may from time to time include the purchase of fixed-for-floating interest rate swaps, long-dated LIBOR or interest rate caps.

“IDB” shall mean Israel Discount Bank of New York, a bank chartered by the State of New York Banking Department.

“Indebtedness” shall mean, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indemnified Party” shall have the meaning provided in Section 10.03 hereof.

“Individual Medallion” shall mean a Medallion issued to an Obligor who is a natural person in circumstances where such natural person is the only party who may use such Medallion (commonly referred to as an “owner-driver medallion”).

“Interest Period” shall mean with respect to any Advance:

(i) initially, (a) with respect to each Eurodollar Loan, the period commencing on the Funding Date with respect to such Eurodollar Loan and ending one, two, three, six or twelve months thereafter, as selected by the Borrower in its Notice of Borrowing and Pledge given with respect thereto and (b) with respect to each Fixed Rate Loan, the period commencing on the Funding Date with respect to such Fixed Rate Loan and ending eighteen months, two years, thirty months, three years or five years thereafter, as selected by the Borrower in its Notice of Borrowing and Pledge given with respect thereto; and

(ii) thereafter, (a) with respect to each Eurodollar Loan, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than three Business Days prior to the last day of the then current Interest Period with respect thereto and (b) with respect to each Fixed Rate Loan, each period commencing on the last day of the next preceding Interest Period applicable to such Fixed Rate Loan and ending eighteen months, two years, thirty months, three years or five years thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than five Business Days prior to the last day of the then current Interest Period with respect thereto (the parties acknowledge and agree that an Interest Period for a Fixed Rate Loan may extend beyond the Termination Date, which may result in the payment of amounts to the Lender pursuant to Section 2.16 in connection with the repayment in full of such Fixed Rate Loans on the Termination Date);

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period pertaining to an Advance would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

(3) any Interest Period pertaining to an Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(4) the Borrower shall select Interest Periods so as to minimize any amounts payable under Section 2.16 as a result of any payment or prepayment of any Advances which would be scheduled to be due during any such Interest Periods.

“Interest Rate” shall mean (a) with respect to a Eurodollar Loan, the rate per annum equal to the sum of the applicable Eurodollar Rate plus the Applicable Margin and (b) with respect to a Fixed Rate Loan, the rate per annum equal to the sum of the applicable Fixed Rate plus the Applicable Margin.

“Interest Reserve Deposit Account” shall mean a segregated deposit account maintained at the Interest Reserve Deposit Account Bank in the name of the Borrower for the benefit of the Lender and subject to a security interest in favor of the Lender.

“Interest Reserve Deposit Account Bank” shall mean Merrill Lynch Bank USA or another bank or other financial institution acceptable to the Lender at which the Interest Reserve Deposit Account is maintained.

“Interest Reserve Deposit Account Control Agreement” shall mean that certain Interest Reserve Deposit Account Control Agreement, dated as of September 13, 2002, by and among the Borrower, the Lender, and the Interest Reserve Deposit Account Bank, as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Joint Participation Medallion Loan” shall mean a Medallion Loan that is subject to a Permitted Joint Participation Interest.

“Joint Participation Supplemental Agreement” shall mean each Joint Participation Supplemental Agreement among the Lender, the Borrower, Medallion Funding and a Permitted Joint Participant, in form and substance satisfactory to the Lender in its sole and absolute discretion, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Junior Participation Medallion Loan” shall mean a Medallion Loan that is subject to a Permitted Junior Participation Interest.

“Junior Participation Supplemental Agreement” shall mean each Junior Participation Supplemental Agreement among the Lender, the Borrower, Medallion Funding and a Permitted Junior Participant, substantially in the form of Exhibits F-1, F-2, F-3, and F-4 to the Original Loan Agreement, or any other Junior Participation Supplemental Agreement among the Lender, the Borrower, Medallion Funding and a Permitted Junior Participant approved by the Lender in its sole and absolute discretion, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Junior Specified Chicago Medallion Loan” shall mean a Chicago Medallion Loan specified on Schedule 1.01(h) hereto (as such Schedule 1.01(h) may from time to time be restated in accordance with Section 2.17), each originated by MF Chicago and each secured by a subordinate security interest in certain Medallion Collateral, which security interest is subordinate only to the security interest granted in respect of such Medallion Collateral in connection with the “Related Specified Chicago Medallion Loan” originated by IDB and/or Atlantic Bank and identified on Schedule 1.01(h) hereto.

“Lender” shall have the meaning assigned to such term in the Preamble.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan Agreement” shall have the meaning assigned to such term in the Preamble.

“Loan Documents” shall mean, collectively, this Loan Agreement, the Note, the Collection Account Control Agreement, the Interest Reserve Deposit Account Control Agreement, the Custodial Agreement, the Servicing Agreement, the Purchase Agreement, each Junior Participation Supplemental Agreement, each Joint Participation Supplement Agreement, each Approved Purchase Agreement, the Backup Servicing Agreement and the agreements relating to Hedging Arrangements.

“Loan-to-Value Ratio” or “LTV” shall mean, with respect to a Medallion Loan, as of any date of determination, the percentage equivalent of a fraction the numerator of which is the Net Principal Balance for such Medallion Loan and the denominator of which is the Medallion Valuation Amount for the related Medallion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the contracts, property, business, condition (financial or otherwise) or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral.

“Maximum Committed Credit” shall mean $250,000,000 or such other amount as may be in effect pursuant to Section 2.18 hereof.

“Medallion” shall mean a medallion or other license issued by a Taxi Commission which enables the holder thereof to operate a taxicab in New York City, Chicago, Boston, Cambridge, Newark, Philadelphia or another location in which the Lender in its sole discretion deems acceptable and approves in writing.

“Medallion Collateral” shall mean, in respect of a Medallion Loan, the related Medallion and any other interest in property securing such Medallion Loan.

“Medallion Funding” shall mean Medallion Funding Corp., a New York corporation, and its successors and permitted assigns.

“Medallion Loan” shall mean each of the loans secured by Medallion Collateral originated by any of (i) the Seller, (ii) an Affiliate of Medallion Funding or (iii) a third-party originator acceptable to the Lender in its sole and absolute discretion and approved by the Lender in writing, and purchased by the Borrower evidenced by, among other things, a Medallion Note and Medallion Security Agreement, that is included in any Medallion Loan Schedule, and all rights and obligations under such loan.

“Medallion Loan Documents” shall mean, with respect to any Medallion Loan, each of the documents referred to in Section 2 of the Custodial Agreement (regardless of whether such document has been delivered to the Custodian under the Custodial Agreement).

“Medallion Loan File” shall mean, with respect to any Medallion Loan, all Medallion Loan Documents related to such Medallion Loan.

“Medallion Loan Schedule” shall have the meaning assigned to such term in the Custodial Agreement.

“Medallion Note” shall mean the original executed promissory note or other evidence of indebtedness of an Obligor with respect to a Medallion Loan.

“Medallion Security Agreement” shall mean a security agreement between a Seller and an Obligor under a Medallion Note pursuant to which the Obligor grants such Seller a security interest in the underlying Medallion and any other Medallion Collateral.

“Medallion Valuation Amount” shall mean, as of any date of determination:

(a) in the case of a Medallion issued by the Taxi Commission for New York City, the greater of (x) (i) for an Individual Medallion, the prior month’s average of monthly sales prices for sales of Individual Medallions, as reported by such Taxi Commission, and (ii) for a Corporate Medallion, the prior month’s average of monthly sales prices for sales of Corporate Medallions, as reported by such Taxi Commission and (y) the purchase price paid by the Obligor for such Medallion (excluding the amount of any transfer costs);

(b) in the case of a Medallion issued by any Taxi Commission other than the Taxi Commission for New York City, the greater of (x) the prior month’s average of monthly sales prices for sales of Medallions, as reported by the applicable Taxi Commission and (y) the purchase price paid by the Obligor for such Medallion (excluding the amount of any transfer costs);

provided that (x) in the event of a change in the manner in which a Taxi Commission reports average sales prices of Medallions as in effect on the Effective Date or (y) in the case of the determination of the Medallion Valuation Amount by an Other Acceptable Taxi Commission, the Medallion Valuation Amount shall be determined by the Lender pursuant to a methodology established by the Lender in its sole discretion exercised in good faith, notice of which methodology shall be given to the Borrower and the Servicer in writing.

“MF Chicago” shall mean Medallion Funding Chicago Corp., a Delaware corporation.

“Net Principal Balance” shall mean, with respect to a Medallion Loan, the unpaid principal balance of a Medallion Loan less the principal amount of any Permitted Junior Participation Interest in such Medallion Loan; provided, however, that if the Loan-to-Value Ratio of any Category IV Medallion Loan exceeds 90% at any time, the Net Principal Balance of such Category IV Medallion Loan for the purpose of determining the Collateral Value of such Category IV Medallion Loan shall equal 90% of the Medallion Valuation Amount for such Category IV Medallion Loan.

“New York City Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of New York, New York.

“Newark Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Newark, New Jersey.

“Non-Excluded Taxes” shall have the meaning provided in Section 2.11 hereof.

“Non-Usage Fee” shall have the meaning provided in Section 3.04 hereof.

“Note” shall have the meaning assigned to such term in Section 2.02 hereof.

“Notice of Borrowing and Pledge” shall have the meaning provided in Section 2.01(d) hereof.

“Obligor” shall mean the Person obligated to make payments under a Medallion Loan.

“Original Loan Agreement” shall have the meaning provided in the Recitals.

“Original Note” shall mean the “Note” as defined in the Existing Loan Agreement.

“Other Acceptable Medallion Loan” shall mean a Medallion Loan issued by an Other Acceptable Taxi Commission.

“Other Acceptable Taxi Commission” shall mean an agency, commission, regulatory body or other municipal instrumentality of a jurisdiction approved by the Lender in its sole and absolute discretion.

“Parent” shall mean Medallion Financial Corp., a Delaware corporation, a “regulated investment company” within the meaning of the Code and a closed-end management investment company registered under the Investment Company Act and its permitted successors hereunder.

“Partial Payment Date” shall have the meaning provided in Section 2.08(a) hereof.

“Payment Date” shall mean (i) each Regular Payment Date, (ii) any Business Day designated by the Borrower as a “Payment Date”, provided, that, in the case of this clause (ii) the Borrower shall have given the Lender and the Custodian one (1) Business Day’s prior written notice of such Payment Date, and the Servicer shall have delivered a current Servicing Report and Medallion Loan Schedule to the Lender and the Custodian in accordance with the Servicing

Agreement, provided, further, that the Borrower shall designate a “Payment Date” pursuant to this clause (ii) only if the principal amount of the Advances to be paid on such day is at least $500,000, provided, further, that the Borrower shall not designate more than one “Payment Date” pursuant to this clause (ii) during any calendar week, (iii) each other Business Day on which a prepayment of the Advances is required under Section 2.07 and (iv) the Termination Date.

“Permitted Joint Participant” shall mean (a) a lender, financial institution or other Person listed on Schedule 1.01(c) to the Original Loan Agreement or another lender, financial institution or other Person acceptable to the Lender in its sole and absolute discretion, in each case that is not an Affiliate of the Borrower, that purchases participations in medallion loans; provided that in no event shall Permitted Joint Participant include individuals, and (b) an Affiliate of the Borrower that is a bankruptcy remote entity and is listed on Schedule 1.01(c) to the Original Loan Agreement (and whose bankruptcy remoteness has been established to the satisfaction of the Lender in its sole and absolute discretion, including, without limitation, by delivery of a legal opinion of counsel to the Borrower relating to the issues of substantive consolidation and true sale, in form and substance satisfactory to the Lender) or another Affiliate of the Borrower that is a bankruptcy remote entity that is acceptable to the Lender in its sole and absolute discretion hereto (and whose bankruptcy remoteness has been established to the satisfaction of the Lender in its sole and absolute discretion, including, without limitation, by delivery of a legal opinion of counsel to the Borrower relating to the issues of substantive consolidation and true sale, in form and substance satisfactory to the Lender).

“Permitted Joint Participation Interest” shall mean a participation interest in a Medallion Loan that (i) is pari passu in right of payment with the rights of the Borrower under such Medallion Loan and is evidenced by an Approved Joint Participation Agreement or another agreement in form and substance acceptable to the Lender in its sole and absolute discretion, (ii) is held by a Permitted Joint Participant, and (iii) is subject to a Joint Participation Supplemental Agreement.

“Permitted Junior Participant” shall mean (a) a lender, financial institution or other Person listed on Schedule 1.01(d) hereto or another lender, financial institution or other Person acceptable to the Lender in its sole and absolute discretion, in each case that is not an Affiliate of the Borrower, that purchases participations in medallion loans; provided that in no event shall Permitted Junior Participant include individuals, (b) an Affiliate of the Borrower that is a bankruptcy remote entity and is listed on Schedule 1.01(d) hereto (and whose bankruptcy remoteness has been established to the satisfaction of the Lender in its sole and absolute discretion, including, without limitation, by delivery of a legal opinion of counsel to the Borrower relating to the issues of substantive consolidation and true sale, in form and substance satisfactory to the Lender) or another Affiliate of the Borrower that is a bankruptcy remote entity that is acceptable to the Lender in its sole and absolute discretion hereto (and whose bankruptcy remoteness has been established to the satisfaction of the Lender in its sole and absolute discretion, including, without limitation, by delivery of a legal opinion of counsel to the Borrower relating to the issues of substantive consolidation and true sale, in form and substance satisfactory to the Lender), and (c) Freshstart.

“Permitted Junior Participation Interest” shall mean a participation interest in a Medallion Loan that (i) is subordinated in right of payment to the rights of the Borrower and is evidenced by an Approved Junior Participation Agreement or another agreement in form and substance acceptable to the Lender in its sole and absolute discretion, (ii) is subject to a Junior Participation Supplemental Agreement, and (iii) is held by a Permitted Junior Participant; provided, that Freshstart shall not have a participation interest of more than 10.0% in any Medallion Loan.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association, government (or any agency, instrumentality or political subdivision thereof) or any other entity of whatever nature.

“Philadelphia Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Philadelphia, Pennsylvania.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” means that certain Loan Sale and Contribution Agreement, dated as of September 13, 2002, between Medallion Funding, as Seller, and the Borrower, as purchaser, together with all instruments, documents and agreements executed in connection therewith, as such Purchase Agreement may from time to time be amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Qualified Institutional Buyer” shall mean a “qualified institutional buyer” as defined in Rule 144A of the U.S. Securities Act of 1933, as amended.

“Rapid Amortization Event” shall have the meaning provided in Section 2.07(d) hereof.

“Reconciliation” shall have the meaning set forth in the Servicing Agreement.

“Regular Payment Date” shall mean the 16th Business Day of each month.

“Related Parties” means the Borrower, Medallion Funding and Freshstart.

“Release Price” shall mean, with respect to a Medallion Loan, the Lender’s security interest in which is to be released in connection with the repayment of an Advance pursuant to Section 2.08(b), an amount equal to the Collateral Value of such Medallion Loan as of the date of such repayment plus all accrued but unpaid interest thereon.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, president, vice president, treasurer or secretary or, with respect to financial matters, the chief financial officer, chief accounting officer, president, vice president, treasurer or secretary of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated to the Lender to its reasonable satisfaction.

“Restatement Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Secured Obligations” shall mean the unpaid principal amount of, and interest on the Advances, and all other obligations and liabilities of the Borrower to the Lender, any Affiliate of the Lender that is a hedging counterparty under a Hedging Arrangement or any Indemnified Party, (including, but not limited to, fees, expenses and indemnification payments owed to the Custodian under Sections 8 and 15 of the Custodial Agreement) whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Loan Agreement, the Note, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender or otherwise). For purposes hereof, “interest” shall include, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Seller” shall mean (a) Medallion Funding, in its capacity as Seller under the Purchase Agreement, or (b) an Approved Seller.

“Servicer” shall mean Medallion Funding, in its capacity as servicer under the Servicing Agreement, or such other servicer as shall be acceptable to the Lender in its sole discretion.

“Servicer Default” shall have the meaning provided for in the Servicing Agreement.

“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of September 13, 2002, between the Borrower, the Lender and the Servicer for the servicing of Medallion Loans, as the same may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Lender.

“Servicing Fee” shall have the meaning provided for in the Servicing Agreement.

“Servicing Records” means all servicing records relating to the Collateral, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Medallion Loans.

“Servicing Report” shall have then meaning provided in the Servicing Agreement.

“Specified Chicago Medallion Loan” shall mean a Chicago Medallion Loan specified on Schedule 1.01(g) hereto (as such Schedule 1.01(g) may from time to time be restated in accordance with Section 2.17), each originated by IDB and/or Atlantic Bank and each secured by a perfected first priority security interest in the related Medallion Collateral.

“Standard Form Medallion Loan Documentation” means the forms of Medallion Loan Documents utilized by a Seller to originate Medallion Loans.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, trust or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, trust or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxi Commission” shall mean (i) in the case of the City of New York, New York, the New York City Taxicab and Limousine Commission, (ii) in the case of the City of Boston, Massachusetts, the Boston Police Department, (iii) in the case of the City of Chicago, Illinois, the Commissioner of the Department of Consumer Services, Public Vehicles Operations Division for Chicago, Illinois, (iv) in the case of the City of Cambridge, Massachusetts, the City of Cambridge, Hackney Carriage Division, (v) in the case of the City of Newark, New Jersey, the Division of Taxicabs, Newark Police Department, (vi) in the case of the City of Philadelphia, Pennsylvania, the Pennsylvania Public Utilities Commission, or (vii) any Other Acceptable Taxi Commission, and, in each case, any successor agency, commission, regulatory body or other municipal instrumentality charged with responsibility for licensing taxicabs in the applicable municipality.

“Termination Date” shall mean the earlier of: (i) September 12, 2005, and (ii) the date on which an Event of Default occurs, or, in either case, such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Tranche” shall mean Advances the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Advances shall originally have been made on the same day).

“Type”: as to any Advance, its nature as a Fixed Rate Loan or a Eurodollar Loan.

“Underwriting Guidelines” shall mean (i) in the case of Medallion Loans sold by Medallion Funding, as Seller, to the Borrower, the underwriting guidelines of Medallion Funding for Medallion Loans, a copy of which is attached to the Original Loan Agreement as Schedule 1.01(f), or (ii) in the case of Medallion Loans sold by an Approved Seller to the Borrower, the underwriting guidelines of such Approved Seller for Medallion Loans delivered to the Lender and approved by the Lender in writing in the Lender’s sole and absolute discretion.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

Section 1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

ARTICLE II

ADVANCES, NOTE AND PREPAYMENTS

Section 2.01 Advances.

(a) Subject to the terms and conditions of this Loan Agreement, the Lender agrees to make loans (individually, an “Advance”; collectively, the “Advances”) to the Borrower, from time to time on any Business Day from and including the Restatement Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) the Maximum Committed Credit, and (ii) the Borrowing Base at such time; provided that during each period from the date on which a Borrowing Base Certificate is delivered until the earlier of (A) the date on which the next Borrowing Base Certificate is delivered and (B) the date on which the next Borrowing Base Certificate is required to be delivered (the “Borrowing Base Period”), the Borrower may borrow Advances up to and equal to the lesser of (I) the Maximum Committed Credit and (II) the sum of (x) the Borrowing Base as reported in the then current Borrowing Base Certificate (less the Collateral Value of any Medallion Loans released during such Borrowing Base Period pursuant to Section 2.08(b)) and (y) the amount of principal repayments on Medallion Loans received during such Borrowing Base Period as set forth on a Reconciliation timely delivered by the Servicer pursuant to Section 4.01(b) of the Servicing Agreement; provided further, that amounts borrowed on any date other than a Regular Payment Date may only be used by the Borrower to purchase additional Medallion Loans that are pledged to the Lender. On the Restatement Effective Date, all “Advances” outstanding under the Existing Loan Agreement shall become Advances under this Loan Agreement.

(b) Subject to the terms and conditions of this Loan Agreement, during the period from and including the Restatement Effective Date to but excluding the Termination Date the Borrower may borrow, repay and reborrow hereunder; provided, that not more than one Advance may be made in respect of any Category IV Medallion Loans or Category V Medallion Loans and any principal amounts repaid in respect of any such Advances may not be reborrowed.

(c) In no event shall an Advance be made when any Default has occurred and is continuing or would occur as a result of such Advance.

(d) The Lender shall have no obligation to make new Advances with respect to any Medallion Loan at any time unless (x) an irrevocable written Notice of Borrowing and Pledge substantially in the form of Exhibit H hereto (a “Notice of Borrowing and Pledge”) relating to such Medallion Loans has been delivered to the Lender prior to the Funding Date for such Advance (as provided in Section 2.03(a)) including the certification with respect to the delivery of the Funding Date Documentation, and (y) the Custodian shall have received the Funding Date Documentation with respect to such Medallion Loan in accordance with the terms of the Custodial Agreement.

(e) The Advances may from time to time be (a) Eurodollar Loans, (b) Fixed Rate Loans or (c) a combination thereof, as determined by the Borrower and notified to the Lender in accordance with Sections 2.03 and 2.14.

Section 2.02 Note.

(a) The Advances made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (the “Note”), dated the date hereof, payable to the Lender in a maximum principal amount equal to $300,000,000 and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise. Simultaneously with the execution of the Note, the Lender shall return to the Borrower the Original Note, which shall have been marked “cancelled”.

(b) The date, amount, Type, Interest Period and interest rate of each Advance made by the Lender to the Borrower, each Conversion of all or a portion of the principal to another Type and each payment made on account of the principal and interest thereof, shall be recorded by the Lender on its books and records (including, without limitation, all such entries necessary to reflect all “Advances” outstanding under the Existing Loan Agreement on the Restatement Effective Date) and such entries made by the Lender on its books and records shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, that any failure of the Lender to make any such entry on its on its books or records, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Advances made to the Borrower by the Lender in accordance with the terms of this Agreement.

Section 2.03 Procedure for Borrowing.

(a) The Borrower may request an Advance hereunder, on any Business Day during the period from and including the Restatement Effective Date to but excluding the Termination Date, by delivering to the Lender, with a copy to the Custodian, a Notice of Borrowing and Pledge, appropriately completed and executed by a Responsible Officer of the Borrower, which Notice of Borrowing and Pledge must be received by the Lender, with a copy to the Custodian, prior to 4 p.m., New York City time, one (1) Business Day prior to the requested Funding Date of any Advance requested to be made as a Eurodollar Loan and five (5) Business Days prior to the requested Funding Date of any Advance requested to be made as a Fixed Rate Loan; provided, that the Borrower shall not request more than one Advance per Business Day; provided, further, that the Borrower shall not request more than two Advances for any calendar week. Such Notice of Borrowing and Pledge shall (i) attach a schedule identifying the Eligible Medallion Loans for each Advance that the Borrower proposes to pledge to the Lender and to be included in the Borrowing Base in connection with such Advance, (ii) contain the amount of the Advance requested to be made on such Funding Date, (iii) specify the requested Funding Date, (iv) attach an officer’s certificate signed by a Responsible Officer of the Borrower as to the satisfaction of all of the matters referred to in Sections 5.02 (a), (b) and (c) hereof, (v) specify the requested Type of Advance, (vi) specify the length of the initial Interest Period, and (vii) contain (by attachment) such other information reasonably requested by the Lender from time to time.

(b) With respect to each Advance, upon satisfaction of all conditions precedent set forth in Sections 5.01 and 5.02 hereof and the satisfaction of all procedures set forth in this Section 2.03, the Lender shall transfer funds relating to such Advance to such account as the Lender and the Borrower may from time to time agree.

Section 2.04 Delivery of Medallion Loan Files. With respect to any Medallion Loan, the Borrower shall deliver to the Custodian the related Medallion Loan File in the manner set forth in Section 2 of the Custodial Agreement.

Section 2.05 Repayment of Advances; Interest.

(a) The Borrower hereby promises to repay in full on the Termination Date the aggregate outstanding principal amount of the Advances.

(b) The Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of each Advance for the period from and including the Funding Date of such Advance to but excluding the date such Advance shall be paid in full, at a rate per annum for each day during each Interest Period equal to the Interest Rate applicable to such Advance; calculated such that interest shall accrue each day on the outstanding principal amount of all Advances as of 12:00 noon, New York City time, on such day. Notwithstanding the foregoing, the Borrower hereby promises to pay to the Lender interest at the Default Rate on any principal of any Advance and on any other amount payable by the Borrower hereunder or under the other Loan Documents that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance shall be payable on each Payment Date. Notwithstanding the foregoing, interest accruing at the Default Rate shall be payable to the Lender on demand.

Section 2.06 Limitation on Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate:

(a) the Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b) it becomes unlawful for the Lender to honor its obligation to make or maintain Advances hereunder using the Eurodollar Rate;

then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to Continue any Eurodollar Loans or make any additional Advances as, or Convert any existing Fixed Rate Loans to, Eurodollar Loans and all outstanding Eurodollar Loans shall, at the Borrower’s option, either be prepaid, Converted to Fixed Rate Loans or shall accrue interest at a rate equal to the sum of (i) the Federal Funds Rate and (ii) the Applicable Margin.

Section 2.07 Determination of Borrowing Base; Mandatory Prepayments or Pledge; Rapid Amortization Event.

(a) The Borrower shall cause the Servicer to deliver to the Lender a Borrowing Base Certificate no later than the fifteenth (15th) Business Day after the last day of each month calculating the Borrowing Base as of the last day of such prior month, certified as complete and correct by a Responsible Officer of the Servicer.

(b) Subject to Section 2.16 hereto, if at any time the aggregate outstanding principal amount of Advances exceeds the Borrowing Base, including, without limitation, as the result of any Medallion Loan ceasing to be an Eligible Medallion Loan (a “Borrowing Base Deficiency”) the Borrower shall no later than 12:00 (noon) New York City time on the fifth (5th) Business Day immediately succeeding the discovery of such Borrowing Base Deficiency (i) prepay the outstanding principal amount of Advances in part or in whole, together with accrued and unpaid interest on, and other costs relating to such prepayment under this Loan Agreement payable by the Borrower with respect to, the principal amount prepaid, or (ii) pledge additional Eligible Medallion Loans to the Lender, such that after giving effect to such prepayment or pledge the aggregate outstanding principal amount of the Advances does not exceed the Borrowing Base.

(c) The Borrower shall prepay Advances as set forth in Section 4.01 of the Servicing Agreement.

(d) Subject to Section 2.16 hereto, if at any time, the Weighted Average Loan-To-Value Ratio (as defined below) of Eligible Medallion Loans exceeds 90%, and such Weighted Average Loan-To-Value Ratio multiplied by the then-applicable Advance Rate for Class B Medallion Loans (the “Combined Loan-To-Value Ratio”) exceeds 80% (a “Rapid Amortization Event”), the Servicer or the Borrower shall so notify the Lender immediately following the discovery of such Rapid Amortization Event. From and after the occurrence of a Rapid Amortization Event, the Lender may, by notice to the Borrower and the Servicer, direct that all Collections be applied to the payment of accrued but unpaid interest on the Advances and the repayment of principal of the Advances until, after giving effect to such repayments and any change in the Weighted Average Loan-to-Value Ratio (including as a result of the pledge of additional Eligible Medallion Loans to the Lender), the Combined Loan-to-Value Ratio is 72%

or lower. The “Weighted Average Loan-To-Value Ratio” shall be computed as the decimal equivalent of a fraction by multiplying the Net Principal Balance and accrued interest of each Medallion Loan by the Loan-To-Value Ratio of such Medallion Loan, and dividing the sum of such numbers by the total outstanding principal and accrued interest on all Medallion Loans.

Section 2.08 Optional Prepayments; Release of Medallion Loans upon Repayment.

(a) Subject to Section 2.16 hereto, the Borrower may prepay, in whole or in part, Advances at any time without premium or penalty. Any amounts prepaid shall be applied to repay the outstanding principal amount of any Advances until paid in full and shall be accompanied by repayment of accrued and unpaid interest on the amount. Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement. If the Borrower intends to prepay an Advance in whole or in part from any source, the Borrower shall give one (1) Business Day’s prior written notice thereof to the Lender, specifying the date (such date, a “Partial Payment Date”) and amount of prepayment, together with any amounts payable pursuant to Section 2.16 hereunder. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of at least $500,000 or a whole multiple in excess thereof.

(b) With respect to any Advance, the Borrower may obtain the release of the Lender’s security interest in one or more Medallion Loans securing such Advance, pursuant to Section 4.10, by (i) transferring to the account referenced in Section 3.01(a) the Release Price therefor on the date of such repayment or (ii) pledging to the Lender additional Eligible Medallion Loans having a Collateral Value at least equal to the Collateral Value of the Medallion Loan(s) to be released; provided, however, that a release pursuant to this Section 2.08(b) shall be available only if, after giving effect thereto (including the application of the proceeds thereof or the grant of the security interest in the additional Eligible Medallion Loans), there shall not exist a Default or Rapid Amortization Event.

Section 2.09 Requirements of Law.

(a) If the introduction or adoption of or any change (other than any change by way of the imposition of or increase in reserve requirements included in the Eurodollar Rate Reserve Percentage) in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Note or any Advance made by it (excluding net income taxes or franchise taxes) or change the basis of taxation of payments to the Lender in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against receivables or other assets held by,

deposits or other liabilities in or for the account of, advances or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, Converting into, Continuing, participating in or otherwise maintaining any Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, subject to clause (c) below, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

(c) If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.09, it shall notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.09 submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. It is understood and agreed that any additional amounts that the Lender is entitled to receive pursuant to this Section 2.09 shall only include amounts incurred on or after the ninetieth day immediately preceding the day on which the Lender shall have notified the Borrower pursuant to this clause (c) of the event by reason of which it became entitled to such additional amount.

(d) As promptly as practicable after the Lender becomes aware of the occurrence of an event described in Section 2.09(a) or (b), the Lender shall use reasonable efforts to make, fund or maintain its rights and obligations hereunder through another office of the Lender, if as a result thereof the grounds for payments under Section 2.09(a) or (b) would thereby cease to exist; provided, that the Lender shall not be obligated to select an alternative office if the Lender determines that (i) as a result of such selection the Lender would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses, or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of the Lender.

Section 2.10 Purpose of Advances. Subject to the second proviso in Section 2.01(a), Advances may be used by the Borrower for any lawful purpose.

Section 2.11 Taxes.

(a) All payments made by the Borrower under this Loan Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Loan Agreement to the Lender, (i) the Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) the Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Requirement of Law, and (iii) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower has made all required deductions and withholdings such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement “Non-Excluded Taxes” are Taxes other than, in the case of each Lender, Taxes that are measured by or imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender is organized or of its Applicable Lending Office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Lender or such Agent having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) The Borrower shall not be required to increase any amounts payable under Section 2.11(a) to any Lender that is not organized under the laws of the United States of America or a state thereof if the Lender fails to comply with the requirements of clause (c) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Loan Agreement and the payment of the Advances and all other amounts payable hereunder.

(c) If the Lender (or transferee that acquires a interest hereunder in accordance with Section 10.14 hereof) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code (a “US Person”)) for United States federal income tax purposes (a “Non-US Lender”), such Non-US Lender shall deliver or caused to be delivered to the Borrower and the Servicer the following properly completed and duly executed documents:

(1) two complete and executed (x) U.S. Internal Revenue Forms W-8BEN (or any successor form thereto) with respect to an income tax treaty providing for a zero rate of withholding tax on interest, or (y) U.S. Internal Revenue Service Forms W-8ECI (or any successor form thereto); or

(2) two complete and executed U.S. Internal Revenue Service Forms W-8BEN (or any successor form thereto), including all appropriate attachments, documenting the status of the Lender (or transferee) as a Non-U.S. Lender and (y) a Certificate in the form of Exhibit I hereto.

Such documents shall be delivered by each Lender (or transferee) on or before the date it becomes a party to this Agreement (or, in the case of a transferee or assignee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Lender (or transferee) changes its applicable lending office by designating a different lending office. In addition, each Lender (or transferee) shall deliver or cause to be delivered such Forms and/or Certificates promptly upon or before the expiration, obsolescence or invalidity of any document previously delivered by such Lender (or transferee). Notwithstanding any other provision of this Section 2.11(c), a Lender (or transferee) shall not be required to deliver any document pursuant to this Section 2.11(c) that such Lender (or Transferee) is not legally able to deliver.

Section 2.12 Interest Reserve Deposit Account. (a) The Borrower established, on or prior to the Effective Date, the Interest Reserve Deposit Account in the name of the Borrower for the benefit of the Lender at the Interest Reserve Deposit Account Bank and subject to a security interest in favor of the Lender. The Borrower deposited $1,050,000 into the Interest Reserve Deposit Account on the Effective Date. The Lender shall release from the Interest Reserve Deposit Account and return to the Borrower (i) on [the Restatement Effective Date], an amount equal to $300,000, plus all current interest accrued upon the total $1,050,000 deposit and (ii) so long as no Default or Event of Default shall have occurred and be continuing, on the last Business Day of December, 2003, an amount equal to $250,000. Funds from time to time on deposit in the Interest Reserve Deposit Account shall be invested in interest bearing demand cash accounts with the Interest Reserve Deposit Bank.

(b) If an Event of Default has occurred and is continuing, the Lender may, in its sole discretion, give notice to the Interest Reserve Deposit Account Bank that the Lender is exercising its rights under the Interest Reserve Deposit Account Control Agreement, and the Lender may direct the Interest Reserve Deposit Bank that any and all amounts in the Interest Reserve Deposit Account shall be used to repay the principal, interest and other amounts due hereunder (such repayment to be applied in the order set forth in Section 4.01 of the Servicing Agreement).

(c) Upon termination of this Loan Agreement and repayment in full to the Lender of all Secured Obligations, the Lender shall cause to be paid to the Borrower all amounts held in the Interest Reserve Deposit Account.

Section 2.13 Collection Account.

(a) The Borrower established, on or prior to the Effective Date, the Collection Account in the name of the Borrower for the benefit of the Lender at the Collection Account Bank and subject to a security interest in favor of the Lender. Pursuant to, and in accordance with the Collection Account Control Agreement, funds on deposit in the Collection Account shall be invested by the Collection Account Bank in interest bearing demand cash accounts with the Collateral Account Bank, in the name of the Lender.

(b) In accordance with the Collection Account Control Agreement, the Collection Account Bank shall not have any responsibility, or in any way be liable to any party hereto, for any loss in the value of any investment described in this Section 2.13 (including, without limitation, losses resulting from a fluctuation in interest rates, market values or otherwise).

(c) Each of the Borrower and the Lender hereby agree that upon the occurrence and during the continuation of a Default, the Lender may give notice (i) to the Collection Account Bank that it is exercising its rights under the Collection Account Control Agreement, and (ii) to the Obligors, directing them to make payments on the Medallion Loans to a Person other than the Servicer, including an account, other than the Collection Account, over which the Lender or its designee shall have exclusive dominion and control.

Section 2.14 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to Convert an Advance of one Type into an Advance of another Type by giving the Lender at least two Business Days’ prior irrevocable notice of such election (in the form of Exhibit M hereto), such notice specifying the amount and the date such Conversion is to be made, provided that any such Conversion may only be made on the last day of the related Interest Period. Any such notice of Conversion shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding Advances may be Converted as provided herein, provided that (i) no Advance may be Converted when any Event of Default has occurred and is continuing and the Lender has determined that such a Continuation is not appropriate, (ii) any such Conversion may only be made if, after giving effect thereto, Section 2.16 shall not have been contravened, and (iii) no Advance may be Converted after the date that is one month prior to the Termination Date.

(b) The Interest Period selected for any Advance may be Continued upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Lender (in the form of Exhibit M hereto), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Advances, provided that no Advance may be Continued for an Interest Period longer than one-month (i) when any Event of Default has occurred and is continuing and the Lender has determined that such a Continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.16 would be contravened, or (iii) after the date that is three (3) Business Days prior to the end of the then current Interest Period, and provided, further, that if the Borrower fails to give notice to the Lender of a Continuation, such Advances shall be automatically Continued as Eurodollar Loans having a one-month Interest Period on the last day of such Interest Period.

Section 2.15 Minimum Conversion Amounts. All Conversions and all selections of Interest Periods related thereto shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Advances Converted into any one Tranche shall not be less than $500,000.

Section 2.16 Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Conversion into or Continuation of any Advances after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of any Advance on a day which is not the last day of the Interest Period applicable thereto (including, without limitation, the repayment of an Advances on the Termination Date, if the Interest Period applicable to such Advance extends beyond the Termination Date). Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of such Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Advances provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

Section 2.17 Additional Specified Chicago Medallion Loans. The Borrower may from time to time request that the Lender include certain additional Chicago Medallion Loans (“Additional Specified Chicago Medallion Loans”) as Specified Chicago Medallion Loans by delivery to the Lender of a restated Schedule 1.01(g), which shall identify each existing Specified Chicago Medallion Loan and shall also identify each Additional Specified Chicago Medallion Loan requested for inclusion as a Specified Chicago Medallion Loan, and a restated Schedule 1.01(h), which shall identify each existing Junior Specified Chicago Medallion Loan and shall also identify the subordinate security interest related to each Additional Specified Chicago Medallion Loan requested for inclusion as Specified Chicago Medallion Loans; provided, that no such restated Schedule 1.01(g) or 1.01(h) shall be effective as a replacement for the existing schedules, and no additional Chicago Medallion Loans will be recognized as Specified Chicago Medallion Loans, except upon written confirmation by the Lender and provided that no Default or Event of Default has occurred and is then continuing.

Section 2.18 Maximum Committed Credit. (a) At any time, so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower may reduce the amount of the Maximum Committed Credit by delivering to the Lender a notice of its election to reduce the amount of the Maximum Committed Credit executed by a duly authorized Responsible Officer of the Borrower, which notice must be received by the Lender at least thirty (30) days prior to the requested effective date of such reduction; provided, that any election by the Borrower to reduce the Maximum Committed Credit shall be subject, without limitation, to the right of first refusal given to the Lender pursuant to Section 7.20.

(b) So long as no Default or Event of Default shall have occurred and then be continuing, and provided that the Borrower shall not have previously elected to reduce the amount of the Maximum Committed Credit pursuant to the preceding subparagraph (a), on the one-year anniversary of the Restatement Effective Date, the amount of the Maximum Committed Credit shall be automatically increased from $250,000,000 to $300,000,000.

(c) Except as provided in the preceding subparagraph (b), the amount of the Maximum Committed Credit shall not be increased, except with the prior written consent of the Lender.

ARTICLE III

PAYMENTS; COMPUTATIONS; FEES

Section 3.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Loan Agreement and the other Loan Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender:

Merrill Lynch Bank USA Operations

ABA# 124-084-669

A/C 62030

Credit Globus Account 0200001133

Ref: Merrill Lynch Commercial Finance Corp. - Taxi Medallion

Attn: Scott Croland (Phone: 609-282-3038; Fax: 609-282-1269)

not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). The Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

(b) Except to the extent otherwise expressly provided herein, if the due date of any payment under this Loan Agreement or the other Loan Documents would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

Section 3.02 Computations. (a) Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. The Lender shall as soon as practicable notify the Borrower of each determination of a Eurodollar Rate. Any change in the interest rate on an Advance resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Lender shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate pursuant to Section 3.02.

Section 3.03 Facility Fee. The Borrower agrees to pay to the Lender the following amounts (collectively, the “Facility Fee”):

(a) on the Restatement Effective Date, the Borrower shall pay the Lender an amount equal to $375,000, and

(b) on the one-year anniversary of the Restatement Effective Date, the Borrower shall pay to the Lender an amount equal to $900,000;

in each case, such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account set forth in Section 3.01(a) hereof. The Facility Fee shall be deemed fully earned as of the Restatement Effective Date and shall not be subject to rebate or set-off for any reason whatsoever, including, without limitation, early occurrence of the Termination Date.

Section 3.04 Non-Usage Fee. The Borrower agrees to pay to the Lender a Non-Usage fee (the “Non-Usage Fee”) from and including the Restatement Effective Date to the Termination Date, computed at the rate of 12.5 basis points (0.125%) per annum on the average daily amount of the unutilized portion of the Maximum Committed Credit during the period for which payment is made, in each case payable monthly in arrears on the first Business Day of the following month and on the Termination Date, commencing on October 1, 2003, such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account set forth in Section 3.01(a) hereof.

ARTICLE IV

COLLATERAL SECURITY

Section 4.01 Collateral; Security Interest.

(a) The Custodian shall hold the Medallion Loan Documents as exclusive bailee and agent for the Lender pursuant to terms of the Custodial Agreement.

(b) All of the Borrower’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) all Medallion Loans identified on a Notice of Borrowing and Pledge delivered by the Borrower to the Lender and the Custodian from time to time, including, without limitation all liquidation proceeds and recoveries with respect thereto, and the Medallion Collateral securing same, and any security interest in such Medallion Loans in favor of the applicable Seller;

(ii) all Medallion Loan Documents;

(iii) the Purchase Agreement (including, without limitation all rights of the Borrower to amounts due, and all rights of indemnity arising, under or in connection with the Purchase Agreement);

(iv) all Approved Purchase Agreements (including, without limitation all rights of the Borrower to amounts due, and all rights of indemnity arising, under or in connection with any Approved Purchase Agreement);

(v) all Hedging Arrangements;

(vi) all insurance policies and any proceeds from such insurance policies relating to the Medallion Loans, the Obligors or the related Medallion Collateral;

(vii) all Collections and all rights with respect thereto;

(viii) the Collection Account, the Interest Reserve Deposit Account and the balances, investments and other items of value attributable or credited to the Collection Account or the Interest Reserve Deposit Account, and all rights with respect thereto;

(ix) all “chattel paper” and “documents” (as defined in the Uniform Commercial Code) evidencing or relating to the Medallion Loans;

(x) the Servicing Agreement and all Servicing Records;

(xi) all Permitted Joint Participation Interests and Permitted Junior Participation Interests, and all agreements with respect thereto;

(xii) all “equipment”, “general intangibles” and “instruments” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(xiii) any and all replacements, substitutions, distributions on, or proceeds of any and all of the foregoing.

(c) The Borrower hereby pledges to the Lender, and grants a security interest in favor of the Lender in, all of the Borrower’s right, title and interest in, to and under the Collateral including without limitation the repayment of principal of and interest on all Advances and all other amounts owing to the Lender hereunder, under the Note and under the other Loan Documents and all other amounts owing by such Borrower to the Lender, whether now owned or hereafter acquired, now existing or hereafter created, to secure the Secured Obligations. Each of the Borrower and the Servicer agrees to mark its master computer databases and computer files (by way of the creation of a special “field” or otherwise), in a manner acceptable to the Lender, to evidence the interests granted to the Lender hereunder.

Section 4.02 Further Documentation. At any time and from time to time, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further actions as are necessary (or as are reasonably requested by the Lender) for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby or the taking of any other action necessary to preserve the status of the Lender’s Liens on the Collateral as first priority perfected liens. The Borrower also hereby authorizes the Lender to file any such financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law. A photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

Section 4.03 Changes in Locations, Name, etc. The Borrower shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 6.12 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral or (iii) reincorporate or reorganize under the laws of another jurisdiction, in each case unless it shall have given the Lender at least 30 days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall reasonably request and taken all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Collateral with the same or better priority. The Borrower’s organizational identification number is 3542576 and the Borrower’s federal tax identification number is 51-6527213 . The Borrower shall promptly notify the Lender of any change in such organizational identification number. In the event of a disaster at the location of the Borrower’s chief executive office or at the location of the Borrower’s records regarding the Medallion Loans, the Borrower shall maintain its backup office and records at 11-49 44th Drive, Long Island City, New York 11101.

Section 4.04 Lender’s Appointment as Attorney-in-Fact.

(a) The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments related to the Collateral which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Lender the power and right, on behalf of the Borrower, without assent by the Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any insurance policy or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such insurance policy or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; (G) to make any filing or other submission to any Taxi Commission on behalf of the Borrower; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s expense, at any time, and from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as the Borrower might do.

The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) The Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to file any initial financing statements amendments thereto and continuation statements with or without the signature of any Borrower as authorized by applicable law, as applicable to all or any part of the Collateral and to file any initial financing statements, amendments thereto and continuation statements with or without the signature of any Borrower as authorized by applicable law, as applicable to all or any part of the Collateral.

(c) The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and, without limiting Section 4.08, neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrower for any act or failure to act under this Section 4.04, except for its own gross negligence or willful misconduct.

Section 4.05 Performance by Lender of Borrower’s Obligations. If the Borrower fails to perform or comply with any of its agreements contained in the Loan Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the out-of-pocket costs and expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by the Borrower to the Lender on demand and shall constitute Secured Obligations.

Section 4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrower consisting of cash, checks and other cash equivalents shall be held by the Borrower in trust for the Lender, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower be turned over to the Lender in the exact form received by the Borrower (duly endorsed by the Borrower to the Lender, if required) and (b) any and all such proceeds received by the Lender (whether from the Borrower or otherwise) may, in the sole discretion of the Lender, be held by the Lender as collateral security for, and/or then or at any time thereafter may be applied by the Lender against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, recoveries against Obligors, sale and foreclosure proceeds, and any other income and all other amounts received with respect to the Collateral.

Section 4.07 Remedies. If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell (on a servicing released basis, at the Lender’s option), lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. In the event that the Lender elects to take any action described in this Section 4.07, the Borrower further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the Borrower’s premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including without limitation Sections 9-610 and 9-615 of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations, including the fees and disbursements of any attorneys employed by the Lender to collect such deficiency.

Section 4.08 Limitation on Duties Regarding Presentation of Collateral. The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

Section 4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

Section 4.10 Release of Security Interest. Upon (x) termination of this Loan Agreement, repayment to the Lender of all Secured Obligations and the performance of all other obligations under the Loan Documents, the Lender shall release its security interest in any remaining Collateral, (y) repayment of a Medallion Loan in full by the related Obligor or sale of a Medallion Loan by the Borrower to the extent permitted by this Loan Agreement, the Lender shall release its security interest in any Collateral securing such Medallion Loan, in the case of this clause (y), upon receipt by the Lender of the amount of such repayment or sales proceeds (unless otherwise agreed by the Lender in its sole discretion), or (z) deposit of the Release Price or pledge to the Lender of additional Eligible Medallion Loans as contemplated by Section 2.08(b), provided that no Event of Default or Rapid Amortization Event has occurred and is continuing, the Lender shall release its security interest in any Collateral securing such Medallion Loan; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for, the Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby (other than Liens referred to in clause (y) above) shall continue to be effective, or be reinstated, as though such payments had not been made.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Initial Advance. The agreement of the Lender to make additional Advances requested to be made by it hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of the initial additional Advance requested to be made under this Loan Agreement, of the following conditions precedent:

(a) Loan Agreement. The Lender shall have received this Loan Agreement, executed and delivered by a duly authorized officer of the Borrower and the Lender.

(b) Note. The Lender shall have received the Note, conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

(c) Amendment to Servicing Agreement. The Lender shall have received an amendment to the Servicing Agreement, substantially in the form of Exhibit N hereto, executed and delivered by a duly authorized officer of the Borrower, the Lender and the Servicer.

(d) Filings, Registrations, Recordings. All documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder and those in favor of the applicable Seller or the Borrower and pledged hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and lien search results in such jurisdictions of the Borrower, the Servicer and the Parent are in form and substance satisfactory to the Lender.

(e) Closing Certificates. The Lender shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated as of the date hereof, and certifying (A) that attached thereto is a true, complete and correct copy of the resolutions duly adopted by such Related Party (or its general partner) authorizing the execution, delivery and performance of this Loan Agreement, the Note and the other Loan Documents to which it is a party, and the borrowings contemplated hereunder, and that such resolutions have not been amended, modified, revoked or rescinded, and (B) as to the incumbency and specimen signature of each officer executing any Loan Documents on behalf of such Related Party and, in the case of the Borrower, authorized to execute any Notice of Borrowing and Pledge, and such certificate and the resolutions attached thereto shall be in form and substance satisfactory to the Lender.

(f) Good Standing Certificates. The Lender shall have received copies of certificates evidencing the good standing of the Borrower, Medallion Funding and the Parent, dated as of a recent date, from the Secretary of State (or other appropriate authority) of the jurisdiction under which such party is organized.

(g) Legal Opinions. The Lender shall have received the executed legal opinions of Michael C. Carroll, Esq., vice president and general counsel to the Parent, dated the

Restatement Effective Date and in form and substance acceptable to the Lender and covering such other matters incident to the transactions contemplated by the Loan Documents as the Lender shall request.

(h) Fees and Expenses. The Borrower shall have paid $77,443.54, the reasonable fees and disbursements incurred by the Lender in connection with the negotiation, preparation and execution of this Loan Agreement, including, without limitation, the reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to the Lender.

(i) Due Diligence Review. The Lender shall have successfully completed its due diligence review of the Medallion Loans and the Related Parties (including, without limitation, a comprehensive valuation and appraisal of the Medallion Loans and an assessment of the management of the Related Parties) and be satisfied with the operations, financial condition of the Related Parties, and with the Medallion Loan Files, in each case in its sole discretion.

(j) Facility Fee. The Related Parties shall have paid in full the Facility Fee required to be paid to the Lender pursuant to Section 3.03(a).

(k) Evidence of Insurance. The Lender shall have received evidence satisfactory to it that (i) the requirements of Section 7.19 hereof, relating to insurance coverage of the Borrower, and (ii) the requirements of Section 6.18 of the Servicing Agreement, relating to insurance coverage of the Servicer, have been satisfied.

(l) Borrowing Base Certificate. The Lender shall have received a Borrowing Base Certificate showing the Borrowing Base as of the Restatement Effective Date, with appropriate insertions and dated the Restatement Effective Date, satisfactory in form and substance to the Lender, executed by the President, Vice President, Treasurer or Secretary of the Borrower.

(m) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Loan Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

(n) Other Conditions. The Related Parties shall have satisfied all other conditions that the Lender may reasonably request.

Section 5.02 Initial and Subsequent Advances. The making of each Advance to the Borrower (including the initial Advance) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Representations and Warranties. Each representation and warranty made by a Related Party in the Loan Documents, shall be true and correct in all material respects on and as of the date of the making of such Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). Each Related Party shall also be in compliance in all material respects with all governmental licenses and authorizations, statutory and regulatory requirements.

(c) Outstanding Advances. The aggregate outstanding principal amount of the Advances shall not exceed the amount permitted to be outstanding as described in Section 2.01(a) hereof.

(d) Notice of Borrowing and Pledge. The Lender shall have received a completed Notice of Borrowing and Pledge and Medallion Loan Schedule in accordance with Section 2.03 hereof.

(e) Medallion Loan Files. The Custodian shall have received a complete Medallion Loan File with respect to each pledged Medallion Loan to be funded on the Funding Date and which was required to have been received by the Custodian (i) in the case of the initial Advance, at least three (3) Business Days prior to the funding of such Advance, and (ii) at least one (1) Business Day prior to the funding of such Advance.

(f) Additional Documents. The Lender shall have received with regard to all Medallion Loans, such information, documents, agreement, opinions or instruments (including, without limitation, good standing certificates of each Obligor under each Medallion Loan pledged hereunder) as the Lender reasonably requires with respect to Medallion Loans to be pledged hereunder on such Business Day, each in form and substance satisfactory to the Lender.

(g) No Material Adverse Effect. There shall not have occurred one or more events that, in the judgement of Lender exercised in good faith, constitutes, or could reasonably be expected to constitute, a Material Adverse Effect.

(h) Due Diligence Review. Without limitation the Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 10.16 hereof, the Lender shall have completed (i) any due diligence review of the Medallion Loan Documents relating to such Advance and such other documents, records, agreements, instruments, collateral or information relating to such Advances as the Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Lender in its reasonable discretion, and (ii) in the case of an Approved Seller, any due diligence review of the applicable Approved Purchase Agreement and any due diligence review of such Approved Seller (including, without limitation, a review of its Underwriting Guidelines, credit and collection policy and creditworthiness) as the Lender in its sole and absolute discretion deems appropriate and such review shall be satisfactory to the Lender in its sole and absolute discretion, and the Borrower shall have reimbursed the Lender for all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with such review pursuant to Section 10.16(b) hereof.

(i) Junior Participation Medallion Loan. In the case of each Junior Participation Medallion Loan, the Lender shall have determined in its sole and absolute discretion that the subordinated participation is a Permitted Junior Participation Interest and the Lender shall have so notified the Borrower.

(j) Joint Participation Medallion Loan. In the case of each Joint Participation Medallion Loan, the Lender shall have determined in its sole and absolute discretion that the pari passu joint participation is a Permitted Joint Participation Interest and the Lender shall have so notified the Borrower.

(k) Evidence of Notification to the Taxi Commission of Chicago. The Lender shall have received evidence that in connection with the financing of any Chicago Medallion Loans to the Borrower, an appropriate UCC-3 Financing Statements was filed with the Illinois Secretary of State assigning the Borrower’s security interest in such Chicago Medallion Loans to the Lender, and within five days after receipt of notice that such UCC-3 Financing Statement was properly filed, the Taxi Commission for Chicago, Illinois shall have received a copy of such completed filing and all relevant documents pertaining to such assignment of security interest to the Lender.

(l) Participation Agreements. The Lender shall have received copies of any and all participation agreements executed by Medallion Funding in connection with any Medallion Loan to be pledged under this Loan Agreement in connection with such Advance, together with a certificate of a Responsible Officer that such participation agreement does not vary in any material respect from the form of participation agreement with the applicable Permitted Joint Participant or Permitted Junior Participant previously provided to, and approved by, the Lender.

(m) Bankruptcy Remoteness. In the case of an initial Advance where the Collateral securing such initial Advance is held by either a Permitted Joint Participant or a Permitted Junior Participant that is an Affiliate of the Borrower, the bankruptcy remoteness of such Permitted Joint Participant or Permitted Junior Participant shall be established to the satisfaction of the Lender in its sole and absolute discretion prior to such initial Advance.

(n) Other Actions. Any other actions required or advisable to be taken by the Borrower in connection with the purchase and pledging of any Medallion Loans to be included in the Borrowing Base (including, without limitation, the giving of notice of the purchase of such Medallion Loans and the giving of any notice required to be given with respect to the pledge of such Medallion Loans to the Lender hereunder) shall have been taken.

(o) Additional Specified Chicago Medallion Loans. In the case of each Additional Specified Chicago Medallion Loan accepted by the Lender for inclusion as a Specified Chicago Medallion Loan, each of the following conditions precedent shall have been satisfied:

(i) The Lender shall have received a copy of the underwriting guidelines applicable to the Additional Specified Chicago Medallion Loans and the related Junior Specified Chicago Medallion Loans, which underwriting guidelines shall be accepted and approved in writing by the Lender as “Underwriting Guidelines”;

(ii) The Lender shall have received evidence satisfactory to it that each Additional Specified Chicago Medallion Loan and each related Junior Specified Chicago Medallion Loan was originated pursuant to and in accordance with the applicable Underwriting Guidelines;

(iii) The Lender shall have received evidence satisfactory to it that each Junior Specified Chicago Medallion Loan related to an Additional Specified Chicago Medallion Loan was acquired by dividend from MF Chicago to Medallion Funding and that the Borrower has acquired, by contribution from Medallion Funding for no additional consideration, all right, title and interest in and to each such Junior Specified Chicago Medallion Loan, including, without limitation, the right to receive all payments of interest and principal made in respect thereof; and

(iv) The Lender shall have received evidence satisfactory to it that the originator(s) of each Additional Specified Chicago Medallion Loan has received payment of the purchase price applicable to each such Additional Specified Chicago Medallion Loan and that the Borrower has acquired all right, title and interest in and to each such Additional Specified Chicago Medallion Loan, including, without limitation, the right to receive all payments of interest and principal made in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

As of the Restatement Effective Date and each Funding Documentation Receipt Date, the Borrower represents and warrants to the Lender that:

Section 6.01 Eligible Medallion Loans. (a) As of the date on which a Medallion Loan is initially pledged hereunder, such Medallion Loan was an Eligible Medallion Loan and (b) to the best of the Borrower’s knowledge, each Medallion Loan included as an Eligible Medallion Loan in any Medallion Loan Schedule, or any calculation of the Borrowing Base made by the Borrower is (or was) as of the date of such schedule, tape, report, other information or calculation, an Eligible Medallion Loan.

Section 6.02 Existence; Qualification; No Change to Organizational Documents. The Borrower is a Delaware business trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses and permits necessary to own its assets and to transact the business in which it is presently engaged, and is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification. True, correct and complete copies of the organizational documents of all of the Related Parties were delivered to the Lender in connection with the closing of the Original Loan Agreement and no action has been taken to amend, modify or repeal any such organizational document, each of which remains in full force and effect in the form so-delivered as of the date hereof.

Section 6.03 Authority and Authorization; Enforceability; Approvals; Absence of Adverse Notice. The Borrower has the power, authority and legal right to make, deliver and perform this Loan Agreement and each of the Loan Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Loan Agreement and each of the Loan Documents to which it is a party, and to grant to the Lender a first priority perfected security interest in the Collateral on the terms and conditions of this Loan Agreement. This Loan Agreement and each of the Loan Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency (including, without limitation, any Taxi Commission) is required in connection with the execution, delivery or performance by the Borrower of this Loan Agreement or any Loan Document to which it is a party, or the validity or enforceability of this Loan Agreement or any such Loan Document or the Medallion Loans, other than such as have been met or obtained. The Borrower has not received any notice, nor does the Borrower have any knowledge or reason to believe, that any Taxi Commission or other Governmental Authority intends to seek the cancellation, termination or modification of any of its licenses or permits, or that valid grounds for such cancellation, termination or modification exist.

Section 6.04 No Breach. The execution, delivery and performance of this Loan Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the pledge of the Collateral will not (i) create any Adverse Claim on the Collateral other than as contemplated herein or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of formation or by-laws of the Borrower or any mortgage, indenture, contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

Section 6.05 Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower or with respect to this Loan Agreement which, if adversely determined, could have a material effect on the business, assets or financial condition of the Borrower or which would draw into question the validity of this Loan Agreement, any Loan Document to which the Borrower is a party, or any of the other applicable documents forming part of the Collateral.

Section 6.06 No Adverse Selection. In selecting the Medallion Loans to be pledged pursuant to this Loan Agreement, no selection procedures were employed which are intended to be, of had the effect of being, adverse to the interests of the Lender.

Section 6.07 Bulk Transfer. The grant of the security interest in the Collateral by the Borrower to the Lender pursuant to this Loan Agreement is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 6.08 Indebtedness. The Borrower has no Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than Indebtedness incurred under (or contemplated by) the terms of this Loan Agreement.

Section 6.09 Borrower’s Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Loan Agreement.

Section 6.10 Adverse Orders. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Loan Agreement or any Loan Document to which the Borrower is a party.

Section 6.11 Taxes. The Parent has elected to be treated as and qualifies as a “regulated investment company” within the meaning of the Code. The Borrower has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Borrower. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Loan Agreement and the other Loan Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

Section 6.12 Chief Executive Office; Jurisdiction of Organization. On the Restatement Effective Date, the Borrower’s chief executive office is (and the location of the Borrower’s records regarding the Medallion Loans), and during the four months immediately preceding July 1, 2001 such office has been, located at 437 Madison Avenue, New York, New York 10022. On the Restatement Effective Date, the Borrower’s jurisdiction of organization is the State of Delaware.

Section 6.13 Legal Name. The Borrower’s legal name is as set forth in this Loan Agreement; the Borrower has not changed its name since its formation; the Borrower does not have trade names, fictitious names, assumed names or “doing business as” names.

Section 6.14 Solvency. The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

Section 6.15 Subsidiaries. The Borrower has no subsidiaries.

Section 6.16 Consideration. Taking into account the capital contribution in the Purchase Agreement, the Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Medallion Loans by Medallion Funding, as Seller, under the Purchase Agreement.

Section 6.17 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Related Parties to the Lender or the Custodian in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto are true and correct in every material respect, or (in the case of projections) are based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Borrower that, after due inquiry, should reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

Section 6.18 Proceeds Regulations. No proceeds of any Advances will be used by the Borrower (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended or (ii) for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.

Section 6.19 Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral contemplated by Section 4.01.

Section 6.20 Investment Company. The Parent is a closed-end management investment company registered under the Investment Company Act and has elected to be treated as a “business development company” under and as defined in the Investment Company Act. The Parent is an “investment company”, as such term is defined in the Investment Company Act. The Borrower is Subsidiary of an “investment company”, as such term is defined in the Investment Company Act. The acquisition of the Note by the Lender, the making of Advances hereunder, the application of the proceeds and repayment of Advances by the Borrower and the performance of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities Exchange Commission thereunder.

Section 6.21 No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22 Underwriting and Servicing. Each of the Medallion Loans was underwritten in accordance with the Underwriting Guidelines and is being serviced in conformance with the applicable Seller’s standard underwriting, credit, collection, operating and reporting procedures and systems and otherwise in accordance with Accepted Servicing Practices and the Credit and Collection Policy.

Section 6.23 ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

Section 6.24 Sharing of Payments. There is not now, nor will there be at any time in the future, any agreement or understanding between Medallion Funding and the Borrower (other than as expressly set forth in the Loan Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

Section 6.25 Collateral Security; Acquisition. (a) The Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Medallion Loan or other Collateral to any other Person, and immediately prior to the pledge of such Medallion Loan or any other Collateral to the Lender, the Borrower was the sole owner of such Medallion Loan or such other Collateral and had good and marketable title thereto, free and clear of all Liens other than those created hereunder and those in favor of the applicable Seller or the Borrower and pledged hereunder, in each case except for Permitted Participation Interests and Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder. Each Medallion Loan was acquired by the Borrower from a Seller.

(b) The provisions of this Loan Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(c) Upon delivery to the Custodian of a complete Medallion Loan File, the Lender shall have a fully perfected first priority security interest therein, in each Medallion Loan pledged hereunder and in the Borrower’s interest in the related Medallion Collateral.

(d) Upon the filing of financing statements on Form UCC-1 naming the Lender as “secured party” and the Borrower as “debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 6.25 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

Section 6.26 Subsidiary. The Borrower is a wholly-owned subsidiary of Medallion Funding.

Section 6.27 Subsidiaries of the Parent. Schedule 6.27 sets forth, as of the Restatement Effective Date, the name of each direct or indirect subsidiary of the Parent, its form of organization and its jurisdiction of organization.

Section 6.28 Standard Form Medallion Loan Documentation. The Borrower has previously delivered to the Lender correct and complete copies of all Standard Form Medallion Loan Documentation, none of which has been amended or otherwise modified and all of which represent the forms currently used by the Sellers to originate Medallion Loans.

ARTICLE VII

COVENANTS OF THE BORROWER

The Borrower covenants and agrees with the Lender that, so long as any Advance is outstanding and until the later to occur of the payment in full of all Secured Obligations and the termination of this Loan Agreement:

Section 7.01 Existence; etc.

(a) The Borrower is a Delaware business trust and will observe all procedures required by its trust agreement (or equivalent document) and the laws of its jurisdiction of formation. The Borrower will maintain its existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign business trust in any other state in which it does business and in which it is required to so qualify.

(b) The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices), if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(c) The Borrower will not move its chief executive office from the address referred to in Section 6.12 or change its jurisdiction of organization from the jurisdiction referred to in Section 6.02 unless it shall have provided the Lender 30 days’ prior written notice of such change.

(d) The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(e) The Borrower will permit representatives of the Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

Section 7.02 Special Purpose Entity.

(a) The Borrower will at all times ensure that (i) its directors and managers act independently and in its interests, (ii) it shall at all times maintain at least two independent directors each of (x) whom is not currently and has not been during the five years preceding the date of this Loan Agreement an officer, director, manager or employee of the Borrower or an Affiliate thereof (other than a limited purpose corporation, business trust, partnership or other entity organized for the purpose of acquiring, financing or otherwise investing, directly or indirectly, in assets or receivables originated, owned or serviced by Medallion Funding or an

Affiliate thereof), (y) whom is not a current or former officer or employee of the Borrower and (z) whom is not a manager of the Borrower or an Affiliate thereof, (iii) its assets are not commingled with those of Medallion Funding or any other Affiliate of the Borrower, (iv) its board of managers duly authorizes all of its corporate actions, (v) it maintains separate and accurate records and books of account and such books and records are kept separate from those of Medallion Funding and any other Affiliate of the Borrower, and (vi) it maintains minutes of the meetings and other proceedings of the members and the board of managers. Where necessary, the Borrower will obtain proper authorization from its managers for business trust action.

(b) The Borrower will pay its operating expenses and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets; provided, however, that the Borrower’s organizational expenses and the expenses incurred in connection with the negotiation and execution of this Loan Agreement and the other Loan Documents may be paid by Medallion Funding;

(c) The Borrower will not have any of its indebtedness guaranteed by Medallion Funding or any Affiliate of Medallion Funding. Furthermore, the Borrower will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of any Person and the Borrower will not engage in business transactions with any Affiliate of the Borrower, except on an arm’s-length basis. The Borrower will not hold Medallion Funding or any Affiliate of the Borrower out to third parties as other than an entity with assets and liabilities distinct from the Borrower. The Borrower will cause any financial statements consolidated with those of Medallion Funding or any Affiliate of the Borrower to state that the Borrower is a separate corporate entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower will not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.

(d) The Borrower shall own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Loan Agreement and the Loan Documents.

(e) The Borrower shall be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding the Borrower’s status as a separate entity, shall conduct business in the Borrower’s own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks.

(f) The Borrower shall maintain the Borrower’s assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify the Borrower’s individual assets from those of any Affiliate or any other Person.

(g) The Borrower shall, at all times, be a wholly-owned subsidiary of Medallion Funding.

Section 7.03 Accuracy of Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Willkie Farr & Gallagher, counsel to Medallion Funding and the Borrower, issued in connection with the Purchase Agreement and relating to the issues of substantive consolidation and true sale of the Medallion Loans.

Section 7.04 Prohibition on Adverse Claims. Except as otherwise provided herein or in any other Loan Document, the Borrower shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Medallion Loan, any Collections related thereto or any other Collateral related thereto, or upon or with respect to any account to which any Collections of any Medallion Loan are sent, or assign any right to receive income in respect thereof or (ii) create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s assets.

Section 7.05 Prohibition on Fundamental Change. The Borrower will not engage in, or suffer any, change of ownership, dissolution, winding up, liquidation, merger or consolidation with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or capital stock or other ownership interest of, any Person.

Section 7.06 Sale or Contribution Treatment. The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than the sale or contribution of Medallion Loans and other Collateral by Medallion Funding to the Borrower.

Section 7.07 Prohibition on Modifications. The Borrower will not amend, modify, waive or terminate any terms or conditions of the Purchase Agreement, any Approved Purchase Agreement, the Servicing Agreement or, in any material respect, the Standard Form Medallion Loan Documentation without the written consent of the Lender (which consent shall not be unreasonably withheld in the case of an amendment curing an ambiguity or correcting any inconsistent provisions of the Purchase Agreement or any Approved Purchase Agreement), and shall perform its obligations thereunder.

Section 7.08 Amendment to Organizational Documents. The Borrower will not amend, modify or otherwise make any change (other than an inconsequential change) to its organizational documents without the consent of the Lender.

Section 7.09 Remittance of Collections. If the Borrower receives any Collections, the Borrower will remit such Collections to the Collection Account within one (1) Business Days of the Borrower’s receipt thereof.

Section 7.10 Hedging Strategy. Commencing not later than December 1, 2003, the Borrower shall implement a commercially reasonable Hedging Strategy satisfactory to the Lender and the Borrower shall at all times thereafter maintain a commercially reasonable Hedging Strategy acceptable to the Lender.

Section 7.11 Litigation. The Borrower will promptly, and in any event within 10 days after service of process on any of the following, give to the Lender notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Borrower or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the Securities and Exchange Act of 1934 and any rules thereunder.

Section 7.12 Notices. The Borrower shall give notice to the Lender:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default or a Rapid Amortization Event;

(b) promptly upon receipt of notice or knowledge of (i) any default related to any Collateral, (ii) any Lien or security interest (other than security interests created hereby or by the other Loan Documents) on, or claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(c) promptly upon any material change in the Medallion Value of any Medallion Collateral;

(d) promptly upon receipt of notice or knowledge of any issuance, or possible issuance, of additional Medallions by New York City, Chicago, Boston, Cambridge, Newark, Philadelphia or any other jurisdiction for which the Lender has financed the purchase of Medallion Loans by the Borrower; and

(e) promptly upon receipt of notice or knowledge that a Medallion Loan is no longer an Eligible Medallion Loan.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

Section 7.13 Additional Information. The Borrower shall, from time to time, provide to the Lender such other information, reports, financial statements and documents as the Lender may reasonably request.

Section 7.14 Transaction with Affiliates. The Borrower will not enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of the Borrower’s business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.14 to any Affiliate.

Section 7.15 Limitation on Liens. The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Loan Agreement or Permitted Participation Interests, and the Borrower will defend the right, title and interest of the Lenders in and to any of the Collateral against the claims and demands of all persons whomsoever.

Section 7.16 Advertising, Origination and Servicing Activities. All advertising, origination and servicing activities, procedures and materials used with regard to any Medallion Loan made or accounts acquired, collected or serviced by the Borrower comply with all applicable Federal, state and local laws, ordinances, rules and regulations, including but not limited to those related to usury, truth in lending, real estate settlement procedures, consumer protection, equal credit opportunity, fair debt collection, rescission rights and disclosures, except where failure to comply would not have a Material Adverse Effect.

Section 7.17 Required Filings. The Borrower shall promptly provide the Lender with copies of all documents which the Parent or any Affiliate of the Parent is required to file with the Securities and Exchange Commission in accordance with the Securities and Exchange Act of 1934 or any rules thereunder.

Section 7.18 Financial Statements. (a) The Borrower shall deliver to the Lender within 30 days after the last day of each calendar month, (i) unaudited balance sheets and statements of income and cash flows for the Borrower for such month (including, if such calendar month is the last month of a calendar quarter, consolidated statements of cash flows for such calendar quarter) and (ii) a certificate of an officer of the Borrower, whose position is vice president or higher, stating that such financial statements are presented fairly in all material respects and in accordance with GAAP, subject to year-end audit adjustments.

(b) The Borrower shall deliver to the Lender within 90 days after the end of each fiscal year, the consolidated balance sheets of the Borrower as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Borrower for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default.

The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, the Borrower during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower has taken or proposes to take with respect thereto).

Section 7.19 Maintenance of Insurance. The Borrower will maintain at all times in full force and effect with financially sound and reputable insurance companies insurance covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practices for policies of insurance.

Section 7.20 Right of First Refusal Replacement Financing. The Borrower shall give the Lender the right of first refusal with respect to any replacement financing in connection with any Eligible Medallion Loans, as set forth on Schedule 7.20 hereto, provided, however, that the Lender offers to provide such replacement financing on terms comparable to but no less favorable to the Borrower and its Affiliates than the terms for such replacement financing offered in good faith by any other potential lender.

Section 7.21 Monthly Pricing Reports; Monthly Liquidation Reports. The Borrower shall deliver to the Lender within 30 days after the last day of each calendar month (i) a monthly report summarizing the pricing and sales of taxi medallions in New York City, Boston, Chicago, Cambridge, Newark, Philadelphia and any other location of an Other Acceptable Taxi Commission, meeting the requirements set forth on Schedule 7.21 hereto, in form acceptable to the Lender in its sole and absolute discretion, and (ii) a monthly report in each jurisdiction of the cost of fully liquidating Medallions during the preceding three months, and the average cost for such liquidations (or if fewer than ten Medallions were liquidated during such three-month period, the cost of liquidating the ten most recently liquidated Medallions, and the average cost for such liquidations), in form and substance acceptable to the Lender in its sole and absolute discretion.

Section 7.22 Underwriting Guidelines. The Borrower shall promptly notify the Lender (i) if Medallion Funding amends, modifies or revises its Underwriting Guidelines or (ii) if the Borrower has knowledge that any Approved Seller has amended, modified or revised its Underwriting Guidelines (and the Borrower shall require any Approved Seller to notify the Borrower of any such amendment, modification or revision). If the Lender determines, in its sole discretion, that a proposed change to Underwriting Guidelines is material, the Lender will have no obligation to finance any Medallion Loans that are originated pursuant to such new Underwriting Guidelines.

Section 7.23 Approved Purchase Agreement Sale or Contribution Treatment. The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by any Approved Purchase Agreement in any manner other than the sale of Medallion Loans and other Collateral by the applicable Approved Seller to the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) the Borrower shall default in the payment of any principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(b) the Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for five (5) consecutive Business Days; or

(c) the Borrower shall fail to comply with Section 7.10; or

(d) the Borrower shall fail to comply with Section 2.07(a), and such failure shall have continued unremedied for two (2) Business Days; or

(e) the Borrower shall fail to perform or observe any term, covenant or agreement hereunder or under any other Loan Document in any material respect which failure is (i) not curable or (ii) curable and continues unremedied for a period of ten (10) consecutive Business Days (and written assurances of such cure shall have been given within one Business Day of default); or

(f) the occurrence of any Bankruptcy Event with respect to the Borrower; or

(g) any representation or warranty made or deemed to be made by the Borrower (or any of its respective officers) under or in connection with this Loan Agreement, any remittance report or other information or report delivered pursuant hereto or any other Loan Document shall prove to have been false or incorrect in any material respect when made (other than the representations and warranties made in a Borrowing Base Certificate with respect to the inclusion of Medallion Loans in the Borrowing Base as Eligible Medallion Loans, which shall be considered solely for the purpose of determining the Collateral Value of the Mortgage Loans, unless (i) the Borrower shall have included a Medallion Loan in the Borrowing Base with knowledge that such Medallion Loan was not an Eligible Medallion Loan or (ii) the Lender shall determine in its sole discretion exercised in good faith that the Borrower shall have included Medallion Loans in the Borrowing Base with that were not an Eligible Medallion Loans on a regular basis); or

(h) (i) the Lender shall at any time fail to have a valid, perfected, first priority security interest in a material portion of the Collateral (as determined by the Lender in its sole discretion, exercised in good faith), free of adverse claims, or (ii) the purchase by the Borrower of Medallion Loans under the Purchase Agreement or any Approved Purchase Agreement with respect to a material portion of the Collateral (as determined by the Lender in its sole discretion, exercised in good faith) shall, for any reason, cease to create in favor of the Borrower a perfected ownership interest in such Medallion Loans and the other Medallion Collateral related thereto, free of adverse claims; or

(i) the Borrower shall have suffered any material adverse change, as determined by the Lender in its sole discretion, to its financial condition or operations which could reasonably be expected to affect the collectability of the Medallion Loans or the Borrower’s ability to conduct its business or perform its obligations under the Loan Documents; or

(j) the Borrower’s activities are terminated in whole or in part for any reason, including any termination thereof by a Taxi Commission or other regulatory, tax or accounting body; or

(k) the Purchase Agreement, any Approved Purchase Agreement, the Custodial Agreement, the Servicing Agreement or any other Loan Documents shall cease to be in full force and effect or the enforceability thereof shall be contested by a party thereto; or

(l) the failure of the Borrower to cure a Borrowing Base Deficiency in the manner, and within the time period, set forth in Section 2.07; or

(m) a final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Borrower by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within five (5) Business Days from the date of entry thereof, and the Borrower or any such Affiliate shall not, within said period of five (5) Business Days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(n) the Borrower shall be in default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party, which default (i) involves the failure to pay a matured obligation, or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract; or

(o) the Board of Managers of the Borrower (which shall consist of a total of five managers, including two independent managers) shall not include at least three of the following persons for a period of five (5) Business Days: Alvin Murstein, Andrew Murstein, Michael Carroll, Brian O’Leary, Larry Hall and Michael Kowalsky; or

(p) both Alvin Murstein and Andrew Murstein shall fail to be on the Board of Managers of the Borrower.

ARTICLE IX

REMEDIES UPON DEFAULT

(a) Upon the occurrence of one or more Events of Default hereunder, the Lender’s obligation to make additional Advances to the Borrower shall automatically terminate without further action by any Person. Upon the occurrence and continuation of one or more Events of Default other than those referred to in Article VIII, paragraph (e) hereof, and in addition to the remedies provided in Section 4.07 hereof and otherwise provided in this Loan Agreement, the Lender may immediately declare the principal amount of the Advances then outstanding under the Note to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Loan Agreement. Upon the occurrence of an Event of Default referred to in Article VIII, paragraph (e), and in addition to the remedies provided in Section 4.07 hereof and otherwise provided in this Loan Agreement, such amounts referred to in the preceding sentence shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Related Parties for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

ARTICLE X

MISCELLANEOUS

Section 10.01 Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 10.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for under the Loan Documents (including without limitation any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the address specified for each party hereto below; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party:

The Borrower:

Taxi Medallion Loan Trust I
c/o Medallion Financial Corp.
437 Madison Avenue
New York, New York 10022
Attention: President
Telecopier No.: 212-328-3654
Telephone No.: 212-328-3654

The Lender:

Merrill Lynch Commercial Finance Corp.
c/o Merrill Lynch Bank USA
15 W. South Temple, Suite 300
Salt Lake City, Utah 84101
Attention: Louise Alder
Telecopier No.: 801-531-7470
Telephone No.: 801-526-8324

With a copy to:

Merrill Lynch Global Asset Based Finance,
Securitization and Principal Transactions
4 World Financial Center
New York, New York 10080
Attention: Joshua Green
Telecopier No.: 212-449-6673
Telephone No.: 212-449-7330

Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 10.03 Indemnification and Expenses.

(a) The Borrower agrees to hold the Lender, the Custodian, the Backup Servicer and each of their officers, directors, agents and employees (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party in any suit, action, claim or proceeding relating to or arising out of this Loan Agreement, the Note, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, including, without limitation, (i) any Medallion Loan pledged hereunder not constituting an Eligible Medallion

Loan, (ii) the offering or effectuation of any securitization, or (iii) the commingling of the proceeds of the Collateral at any time with other funds, except, in each case, to the extent arising from such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by the Lender in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of such Collateral, the Borrower will save, indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse the Lender as and when billed by the Lender for all the Lender’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of the Lender’s rights under this Loan Agreement, the Note, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel (including reasonable fees and disbursements incurred in any action or proceeding between the Borrower and an Indemnified Party or between an Indemnified Party and any third party relating hereto). The Borrower hereby acknowledges that, notwithstanding the fact that the Secured Obligations are secured by the Collateral, each Secured Obligation is a recourse obligation of the Borrower.

(b) The Borrower agrees to pay as and when billed by the Lender all reasonable costs and expenses incurred by the Lender in connection with the development, preparation and execution of, this Loan Agreement, the Note, any other Loan Document, any Collateral or any other documents prepared in connection herewith or therewith, and any amendment, supplement or modification thereto, and the consummation and administration of the transactions contemplated hereby and thereby, including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Lender, and (ii) all the reasonable due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to Collateral under this Loan Agreement.

Section 10.04 Amendments. Any provision of a Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Lender and (to the extent any such modification or supplement would have a material adverse effect on the interest of the Custodian) the Custodian, and any provision of a Loan Document may be waived only by the written agreement of the Lender. Any consent by the Lender to any amendment, modification or supplement to the trust agreement of the Borrower or the Purchase Agreement may be conditioned upon confirmation from Willkie Farr & Gallagher, counsel to the Borrower, that the analysis and conclusions expressed in the legal opinion delivered by them dated the Restatement Effective Date and addressing issues of true sale and nonconsolidation remain unchanged.

Section 10.05 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of (i) the parties hereto and their respective successors and permitted assigns and (ii) to the Custodian (and its successors and assigns), to the extent of provisions herein that pertain to the Custodian.

Section 10.06 Survival. The obligations of the Borrower under Sections 2.09, 2.11 and 10.03 and 10.16 hereof shall survive the repayment of the Advances and the termination of this Loan Agreement. In addition, each representation and warranty made or deemed to be made by a request for a borrowing herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

Section 10.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

Section 10.08 Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

Section 10.09 GOVERNING LAW; ETC. THIS LOAN AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH BY ITS TERMS APPLIES TO THIS LOAN AGREEMENT), AND SHALL CONSTITUTE A SECURITY AGREEMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE.

Section 10.10 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(E) AGREES THAT THE LENDER SHALL HAVE NO LIABILITY FOR ANY PUNITIVE DAMAGES IN ANY SUCH ACTION OR PROCEEDING.

Section 10.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.12 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents;

(b) the Lender has no fiduciary relationship to the Borrower, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and

(c) no joint venture exists between the Lender and the Borrower.

Section 10.13 Hypothecation and Pledge of Collateral. The Lender shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral. Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Collateral delivered to the Lender by the Borrower.

Section 10.14 Assignments; Participations. (a) The Lender may assign to one or more Qualified Institutional Buyers (or, if an Event of Default has occurred and is continuing, to any Person who is not a Qualified Institutional Buyer, provided that prior to such assignment the Lender delivers to the Borrower an opinion of experienced securities law counsel to the Lender to the effect that such assignment will not cause the Borrower to be required to register as an investment company under the Investment Company Act) all or a portion of its rights and obligations under this Loan Agreement; provided, that if no Event of Default has occurred and is continuing, the Lender may not assign to a Person that competes with Medallion Funding in the origination and servicing of Medallion Loans; provided, however, that the parties to each such assignment shall execute and deliver an Assignment and Acceptance substantially in the form of Exhibit J hereto, with appropriate completions (an “Assignment and Acceptance”), along with replacement Notes executed and delivered by the Borrower.

(b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder, and (ii) the Lender assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Loan Agreement.

(c) The Lender may sell participations to one or more Qualified Institutional Buyers (or, if an Event of Default has occurred and is continuing, to any Person who is not a Qualified Institutional Buyer, provided that prior to such assignment the Lender delivers to the Borrower an opinion of experienced securities law counsel to the Lender to the effect that such assignment will not cause the Borrower to be required to register as an investment company under the Investment Company Act) all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) the Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Loan Agreement, and (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents. Notwithstanding the terms of Section 2.09, each participant of the Lender shall be entitled to the additional compensation and other rights and protections afforded the Lender under Sections 2.09 or 2.16 to the same extent as the Lender would have been entitled to receive them with respect to the participation sold to such participant but not in excess of amounts to which the Lender would have been entitled hereunder.

(d) The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.14, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Borrower or any of its Subsidiaries or to any aspect of the Loans that has been furnished to the Lender by or on behalf of the Borrower or any of its Subsidiaries.

(e) The Lender may at any time create a security interest in all or any portion of its rights under this Loan Agreement (including, without limitation, the Loans owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender may assign all or any portion of its rights and obligations hereunder to any Person, provided that upon the effective date of such assignment such Person shall become a party hereto and a Lender hereunder and shall be (A) entitled to all the rights, benefits and privileges accorded Lender under the Loan Documents, and (B) subject to all the duties and obligations of Lender under the Loan Documents.

(g) The Borrower agrees to cooperate with the Lender in connection with any such assignment or transfer, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment or transfer.

(h) The Borrower may not assign any of its rights or obligations hereunder or under any Loan Document without the prior written consent of the Lender.

Section 10.15 Alteration of Medallion Loan Documents. After the Funding Documentation Receipt Date, until the pledge of any Medallion Loan is relinquished by the Lender, the Borrower will have no right to modify or alter the terms of the related Medallion Loan Documents except in accordance with the applicable Seller’s written Underwriting Guidelines and the Credit and Collection Policy.

Section 10.16 Periodic Due Diligence Review. (a) The Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the Medallion Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to the Borrower (which prior notice shall not be required after the occurrence and during the continuation of a Default), the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Medallion Loan Files and any and all documents, records, agreements, instruments or information relating to such Medallion Loans in the possession or under the control of the Borrower and/or the Custodian. The Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Medallion Loan Files, the Medallion Loans, the Borrowing Base or other related matters. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lender may make Advances to the Borrower based solely upon the information provided by the Borrower to the Lender and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Medallion Loans securing such Advance, including without limitation ordering new credit reports and otherwise re-generating the information used to originate such Medallion Loans. The Lender may underwrite such Medallion Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting, provided that such third party underwriter shall agree in writing with the Borrower to maintain the confidentiality of the information reviewed and only to use such information in connection with its engagement by the Lender in connection with this Loan Agreement. The Borrower agrees to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Medallion Loans in the possession, or under the control, of the Borrower. The Borrower shall reimburse the Lender for all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section 10.16 and Section 9.09 of the Servicing Agreement; provided, however that, except if a

Servicer Default or Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Lender for ongoing due diligence and monitoring costs and expenses in excess of $20,000 for any calendar year.

(b) The Borrower shall reimburse the Lender for all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with any due diligence review of a proposed Approved Seller or a proposed Approved Purchase Agreement. Amounts reimbursed pursuant to this Section 10.16(b) shall not be subject to or applied toward the reimbursement cap set forth in Section 10.16(a) hereof.

Section 10.17 Usury Savings Clause. Anything in this Loan Agreement or the Note to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the extent that a Lender’s receipt thereof would not be permissible under the law or laws applicable to it limiting rates of interest which may be charged or collected by it. Any such amount of interest which is not paid as a result of the limitation referred to in the preceding sentence shall be carried forward and paid by the Borrower to the Lender on the earliest date or dates on which any interest is payable under this Loan Agreement and on which the receipt thereof is permissible under the laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender. Such payment shall be made as additional interest for the month preceding such interest payment date. Such deferred payments shall not bear interest.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

TAXI MEDALLION LOAN TRUST I

By:	/s/ Alvin Murstein
Name: Alvin Murstein Title: Vice President

LENDER:

MERRILL LYNCH COMMERCIAL FINANCE CORP.

By:	/s/ Joshua A. Green
Name: Joshua A. Green Title: Director

Schedule 1.01(a)

CREDIT AND COLLECTION POLICY

(See Schedule 1.01(a) to the Original Loan Agreement)

Schedule 1.01(b)

EXISTING PERMITTED JOINT PARTICIPANTS

(See Schedule 1.01(b) to the Original Loan Agreement)

Schedule 1.01(c)

EXISTING PERMITTED JOINT PARTICIPANTS

1.	Atlantic Bank of New York
2.	The Merchants Bank of New York
3.	North Fork Bank

Schedule 1.01(d)

EXISTING PERMITTED JUNIOR PARTICIPANTS

1.	E.J.T. Management, Inc.
2.	Elk Associates Funding Corporation
3.	Susil Cab, Inc.
4.	The OSG Corporation

Schedule 1.01(e)

CATEGORY V MEDALLION LOANS

(See Schedule 1.01(e) to the Original Loan Agreement)

Schedule 1.01(f)

UNDERWRITING GUIDELINES

(See Schedule 1.01(f) to the Original Loan Agreement)

Schedule 1.01(g)

SPECIFIED CHICAGO MEDALLION LOANS

Schedule 1.01(h)

JUNIOR SPECIFIED CHICAGO MEDALLION LOANS

Schedule 1

ELIGIBILITY CRITERIA

To be an Eligible Medallion Loan, a Medallion Loan (and the related Medallion) must satisfy, and maintain at all times, the following eligibility characteristics, subject to any exceptions thereto approved in writing by the Lender in its sole discretion:

(a) In the case of each Category I Medallion Loan, the LTV of such Category I Medallion Loan at the time of origination or of acquisition by the Borrower was less than or equal to 80% (for purposes of calculating the LTV, the maximum Medallion Valuation Amount attributed to any Medallion Loan shall not exceed $375,000).

(b) In the case of each Category II Medallion Loan, after giving effect to all Advances made or requested to be made in respect thereof, the CLTV is not more than 72% (for purposes of calculating the CLTV, the maximum Medallion Valuation Amount attributed to any Medallion Loan shall not exceed $375,000).

(c) In the case of the Specified Chicago Medallion Loans originated by IDB and/or Atlantic Bank: (i) each Specified Chicago Medallion Loan was acquired by the Borrower pursuant to a “true sale” transaction, and (ii) at the time of acquisition by the Borrower, each Specified Chicago Medallion Loan had a maximum aggregate LTV less than or equal to 70% (for purposes of calculating the CLTV, the maximum Medallion Valuation Amount attributed to any Medallion Loan shall not exceed $375,000).

(d) In the case of each Category III Medallion Loan, the LTV of such Category III Medallion Loan at the time of origination or of acquisition by the Borrower was (i) less than or equal to 90% but greater than 80% (for purposes of calculating the LTV, the maximum Medallion Valuation Amount attributed to any Medallion Loan shall not exceed $375,000), and (ii) Freshstart was not granted a participation interest of more than 10.0% in such Medallion Loan.

(e) In the case of each Category IV Medallion Loan, the LTV of such Category IV Medallion Loan at the time of origination or of acquisition by the Borrower was less than or equal to 90% (for purposes of calculating the LTV, the maximum Medallion Valuation Amount attributed to any Medallion Loan shall not exceed $375,000).

(f) In the case of each Category V Medallion Loan, the LTV of such Category V Medallion Loan at the time of origination or of acquisition by the Borrower was less than or equal to 90% but greater than 80% (for purposes of calculating the LTV, the maximum Medallion Valuation Amount attributed to any Medallion Loan shall not exceed $375,000).

(g) The Medallion Loan provides for not less frequently than monthly payments of interest.

(h) The Medallion Loan and other Medallion Loan Documents have not been extended, waived, amended or modified except in accordance with the Credit and Collection

Schedule 1-1

Policy. The Lender shall be notified of any material change to the Credit and Collection Policy and shall have the right to declare ineligible any Medallion Loans originated or modified under such revised Credit and Collection Policy.

(i) The Medallion Loan does not contravene any Requirements of Law applicable thereto.

(j) All required consents, approvals and authorizations in connection with the Medallion Loan have been obtained.

(k) The Medallion Loan is in full force and effect, no provision of which has been modified, waived or amended (in the case of a Medallion Loan acquired from an Approved Seller, since the date of acquisition of such Medallion Loan), except in accordance with the Credit and Collection Policy, and constitutes the legal, valid and binding obligation of the Obligor in accordance with its terms.

(l) The Medallion Loan is (i) payable in Dollars, (ii) denominated in Dollars and (iii) originated in the United States.

(m) Immediately prior to the sale, assignment and transfer thereof, the Medallion Loan is secured by a valid first perfected security interest in the related Medallion Collateral in favor of the Seller or the Borrower, as secured party.

(n) No right of rescission, setoff, counterclaim or defense has been asserted in connection with the Medallion Loan.

(o) The related Obligor is an individual, corporation or partnership.

(p) If the Obligor is an individual, such individual is either a United States citizen or a resident alien with a “Green Card”, has a social security number, a drivers license, and does not have a criminal record or otherwise complies with all requirements of the applicable Taxi Commission.

(q) The Seller originated the Medallion Loan for the purpose of financing an Obligor’s Medallion, and the Medallion Loan was made in the ordinary course of such Seller’s business in accordance in all material respects with the Underwriting Guidelines.

(r) The Medallion Loan Documents were fully and properly executed by the parties thereto.

(s) The Medallion Loan is not more than 360 days delinquent (without regard to any applicable grace periods).

(t) The Medallion Loan (i) has been sold by Medallion Funding, as Seller, to the Borrower pursuant to the Purchase Agreement, or (ii) has been sold by an Approved Seller to the Borrower pursuant to an Approved Purchase Agreement.

Schedule 1-2

(u) The related Obligor (i) is not currently the subject of a judgment in favor of the Borrower, or the applicable Seller and (ii) did not have its related Medallion foreclosed (or subject to foreclosure).

(v) There exists a Medallion Loan File with respect to the Medallion Loan that has been delivered to the Custodian in accordance with the Loan Documents. The related Medallion Loan File for the Medallion Loan contains the documents and instruments specified to be included therein in the form specified in the definition of “Medallion Loan File.”

(w) The information with respect to the Medallion Loan and the related Medallion Loan Documents and Medallion Collateral set forth in the Medallion Loan Schedule is true, correct and complete in all material respects.

(x) No adverse selection procedures have been utilized in selecting the Medallion Loan as one meeting the selection criteria contained in the Loan Agreement.

(y) The origination and servicing of the Medallion Loan, and the sale of the Medallion Loan did not contravene in any material respect any requirements of applicable federal, state and local laws, and regulations thereunder including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Soldiers’ and Sailors’ Civil Relief Act of 1940, each applicable state Motor Vehicle Retail Installment Sales Act, and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws.

(z) The Medallion Loan is not due from the United States of America or any state or from any other Governmental Authority.

(aa) The Medallion Loan has created a valid, subsisting and enforceable first priority perfected security interest in the related Medallion Collateral in favor of the applicable Seller as secured party, and such security interest is prior to all other liens (other than liens described in the next sentence, as to which the Borrower has no knowledge) upon and security interests in such Medallion Collateral that now exist or may hereafter arise or be created. To the best of the Borrower’s knowledge, there are no Liens or claims existing or that have been filed for work, labor, storage or materials relating to the related Medallion that are prior to the security interest in the related Medallion granted by such Medallion Loan. At the time of origination, there is no Lien against the Medallion related to such Medallion Loan for delinquent taxes, except where an adequate escrow for such taxes has been established and funded.

(bb) The Medallion Loan is the legal, valid and binding obligation of the Obligor thereunder and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; all parties to the Medallion Loan had full legal capacity to execute and deliver such Medallion Loan and all other documents related thereto and to grant the security interest purported to be granted thereby. The Medallion Loan has not been satisfied, subordinated or rescinded, nor has any Medallion been released from the lien granted by such Medallion Loan in whole or in part.

Schedule 1-3

(cc) The Medallion Loan has not been modified as a result of application of the Soldiers’ and Sailors’ Civil Relief Act of 1940, as amended.

(dd) No right of rescission, setoff, counterclaim, or defense exists with respect to the Medallion Loan. The operation of the terms of the Medallion Loan or the exercise of any right thereunder will not render such Medallion Loan unenforceable in whole or in part or subject to any such right of rescission, setoff, counterclaim or defense.

(ee) As of the Funding Documentation Receipt Date for the Medallion Loan, except for Permitted Delinquencies, no default, breach, violation or event permitting acceleration under the terms of the Medallion Loan has occurred; no continuing condition that with notice or the lapse of time would constitute a default, breach, violation, or event permitting acceleration under the terms of such Medallion Loan has arisen; the applicable Seller has not waived any of the foregoing; and the Medallion related to the Medallion Loan has not been repossessed under the Medallion Loan. To the best of the Borrower’s knowledge, the related Obligor is not in default on any other debt obligation owed or owing to the Borrower or any Affiliate of the Borrower. “Permitted Delinquency” means a delinquency of no more than 360 days.

(ff) The Medallion Loan has not been sold, transferred, assigned or pledged by the applicable Seller to any Person other than the Borrower, and immediately prior to the sale of the Medallion Loan to the Lender, such Seller had good and marketable title to the Medallion Loan, and was sole owner thereof, free and clear of all Liens, except for Permitted Participation Interests. Such Seller has not taken any action to convey any right to any Person that would result in such Person having a right to payments received under the related insurance policies, except in connection with Permitted Junior Participation Interests or Permitted Joint Participation Interests.

(gg) On the Restatement Effective Date and each Funding Documentation Receipt Date, the Borrower and the Servicer will have each caused the portions of its master computer records relating to the Medallion Loan to be clearly and unambiguously marked to show that the Medallion Loans has been pledged to the Lender in accordance with the terms of this Loan Agreement.

(hh) Each Medallion Loan Schedule made available by the Borrower to the Lender was complete and accurate in all material respects as of the Restatement Effective Date (in the case of the first such tape) and the Funding Documentation Receipt Date with respect to which such tape was delivered.

(ii) The Medallion Loan was not originated in, and is not subject to the laws of, any jurisdiction under which the pledge, sale, contribution, transfer and assignment of such Medallion Loan shall be unlawful, void or voidable, except as set forth in the opinions of local counsel delivered pursuant to Section 5.01(j)(ii) of the Loan Agreement. The applicable Seller has not entered into any agreement with any Obligor or other Person that prohibits, restricts or conditions the pledge, sale, contribution, transfer or assignment of any portion of such Medallion Loan or the related Collateral or that is otherwise inconsistent with the terms of such Medallion Loan or this Loan Agreement.

Schedule 1-4

(jj) The Lender has a first priority perfected Lien in the Medallion Loan and the Medallion Collateral related thereto. All filings (including, without limitation, Uniform Commercial Code filings) necessary in any jurisdiction to give the Lender a first priority perfected Lien in the Medallion Loan and the other Medallion Collateral have been made.

(kk) There is only one original executed copy of the Medallion Note for the Medallion Loan, including any assumptions, amendments or modifications thereto.

(ll) No further action is required under the Uniform Commercial Code or any titling statute or act to continue the perfected status of the first priority security interest of the Borrower in the Medallion against creditors of and transferees of the Obligor, except for the filing of continuation statements.

(mm) The Medallion Loan constitutes “chattel paper”, an “instrument” or a “general intangible” under the Uniform Commercial Code.

(nn) Each related Medallion Loan Document contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization of the benefits of the security interests intended to be provided thereby, subject to the limitations described in the next succeeding sentence. There is no exemption under existing law available to the related Obligor which would interfere with secured party’s right to foreclose or to realize upon the related Medallion Loan Document, other than that which may be available under the insolvency laws, other laws of general application relating to or affecting the enforcement of creditors’ rights generally, applicable debt relief or homestead statutes or general principles of equity. No representations have been made to the related Obligor by the applicable Seller or the Borrower that are inconsistent with the Medallion Loan Documents. The Medallion Loan contains an enforceable provision for the acceleration of the payment of the principal balance of the Medallion Loan in the event that the Medallion is sold or transferred without the prior written consent of the Borrower.

(oo) Any applicable intangible taxes and documentary stamp taxes were paid as to the Medallion Loan and each related Medallion Loan Document.

(pp) The Medallion Loan Documents for the Medallion Loan are in substantially the form of the Standard Form Medallion Loan Documentation with the exceptions, if any, listed on the Notice of Borrowing and Pledge and approved in writing by the Lender.

(qq) The Borrower has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than an Obligor on such Medallion Loan, directly or indirectly, for the payment of any amount required by such Medallion Loan.

(rr) The proceeds of such Medallion Loan have been fully disbursed, there is no obligation or requirement for future advances thereunder, and all costs, fees and expenses incurred in making or closing the Medallion Loan have been paid. The Borrower has duly fulfilled in all material respects all obligations on its part to be fulfilled under or in connection

Schedule 1-5

with the related Medallion Loan Documents and has done nothing to impair the rights of the applicable Seller, the Borrower or the Lender in such Medallion Loan Documents or payments with respect thereto.

(ss) As of the applicable date of transfer thereunder, no Obligor on the Medallion Loan is bankrupt, is the debtor in a voluntary or involuntary bankruptcy proceeding, or is the subject of a comparable receivership or insolvency proceeding, other than Obligors under the protection of a bankruptcy court or receivership which has approved payment by any such Obligor of the Medallion Loan.

(tt) To the best of the Borrower’s knowledge, there are no proceedings or investigations pending or, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of the related Medallion Loan Documents, (b) seeking to prevent payment and performance of such Medallion Loan Documents, or (c) seeking any determination or ruling that might materially and adversely affect the validity, enforceability or collectability of the Medallion Loan or the related Medallion Loan Documents.

(uu) The Borrower has no knowledge of any circumstance or condition with respect to the Medallion Loan, the Medallion Collateral with respect thereto or the related Obligors’ credit standing that could reasonably be expected to cause the Lender to regard the Medallion Loan as unacceptable security, cause the Medallion Loan to become delinquent or adversely affect the value or marketability of such Medallion Loan.

(vv) The Medallion Loan is a Boston Medallion Loan, Chicago Medallion Loan, New York City Medallion Loan, Cambridge Medallion Loan, Newark Medallion Loan, Philadelphia Medallion Loan or Other Permitted Medallion Loan. The Medallion securing such Medallion is valid and subsisting and in full force and effect.

(ww) The applicable Seller and related Obligor shall have complied in all material respects with all the requirements of the applicable Taxi Commission.

(xx) In the case of a New York Medallion Loan, the underlying Medallion is either an Individual Medallion or a Corporate Medallion.

(yy) The Medallion Loan and other Medallion Loan Documents have not been extended, waived, amended or modified except in accordance with the applicable Seller’s written Underwriting Guidelines and the Credit and Collection Policy.

(zz) The Medallion Loans shall have been originated in a manner which is consistent with the applicable Seller’s Underwriting Guidelines, and in compliance with applicable federal and state consumer protection laws, including, without limitation, all laws with respect to unfair or deceptive practices and all laws relating to predatory lending practices.

(aaa) In the case of a Medallion Loan that is subject to a Joint Participation Interest or a Junior Participation Interest, the applicable participation agreement is an Approved Joint Participation Agreement or an Approved Junior Participation Agreement, as applicable, and constitutes the legal, valid and binding obligation of the applicable Permitted Joint Participant or

Schedule 1-6

Permitted Junior Participant and is enforceable against such Permitted Joint Participant or Permitted Junior Participant in accordance with the respective terms and conditions of such participation agreement.

(bbb) In the case of a Category IV Medallion Loan, the participation formerly held by Freshstart was sold to Medallion Funding in a “true sale” transaction.

(ccc) In the case of a Newark Medallion Loan, the Lender shall have received evidence, in form and substance satisfactory to the Lender in the Lender’s sole and absolute discretion, that the Newark Taxi Commission has approved the Borrower’s grant of security interest to the Lender in the Newark Medallion Loans pursuant to this Loan Agreement.

Schedule 1-7

Schedule 6.25

FILING JURISDICTIONS

Taxi Medallion Loan Trust I

Delaware Secretary of State

Medallion Funding Corp.

New York Secretary of State

Medallion Financial Corp.

Delaware Secretary of State

Schedule 6.27

PARENT SUBSIDIARIES

Subsidiary	Form of Organization	Jurisdiction of Organization
Medallion Funding Corp.	Corporation	New York
Business Lenders, LLC	Limited Liability Corporation	Delaware
Medallion Taxi Media, Inc.	Corporation	New York
Medallion Capital Corp.	Corporation	New York
Medallion Business Credit, LLC	Limited Liability Corporation	Delaware
Freshstart Venture Capital Corp.	Corporation	New York
Medallion Funding Chicago Corp.	Corporation	Delaware
Medallion Bank (in-formation)	Corporation	Utah

Schedule 7.20

RIGHT OF FIRST REFUSAL

From the date hereof until and including the later of (i) the Termination Date and (ii) the date of repayment to the Lender of all Secured Obligations and the performance of all other obligations under the Loan Documents, the Lender shall have a right of first refusal with respect to each financing of Eligible Medallion Loans and the Borrower shall not, and shall not permit any of its Affiliates to, effect any financing of Eligible Medallion Loans with any Person who is not an Affiliate of the Borrower, except with respect to loan participations sold in the ordinary course of business and except pursuant to the procedures set forth below.

1.	If a party other than the Lender or an Affiliate of the Borrower (a “Third Party”) has provided a good faith proposal, terms sheet, indication or commitment to provide financing of Eligible Medallion Loans (a “Third Party Proposal”), the Borrower shall provide written notice (a “Match Notice”) thereof to the Lender together with a copy of the Third Party Proposal.

2.	At the request of the Lender, the Borrower shall cooperate fully with the Lender in good faith for a period of twenty Business Days, to negotiate the details of the terms of the proposed financing and to reach agreement with the Lender to obtain from the Lender or one of its Affiliates, financing on terms substantially as beneficial to the Borrower as that contained in the Third Party Proposal; provided, however, in any event, upon notice to the Borrower, the Lender or one of its Affiliates shall have the right to provide the financing pursuant to the terms of the Third Party Proposal.

3.	The Lender or one of its Affiliates may elect to provide the proposed financing by delivering to the Borrower on or before the date which is twenty Business Days after the Match Notice has been received by the Lender, or, if the Borrower and Lender agree in good faith to extend negotiations referred to in paragraph 2, such later date as the negotiations are finalized or terminated, a terms sheet setting forth the terms and conditions of the its proposal, such terms and conditions to be either (i) as agreed by the parties pursuant to paragraph 2 above, or (ii) on the same terms and conditions as those contained in the Third Party Proposal. In such event, the Borrower shall not proceed with the Third Party Proposal.

4.	If (i) the Lender or one of its Affiliates gives notice to the Borrower that it elects not to provide the financing set forth in the Third Party Proposal or to negotiate with the Borrower pursuant to paragraph 2, or (ii) Lender or one of its Affiliates does not, within the time period specified above, provide the term sheet referred to in paragraph 2, the Borrower may close the financing on the terms specified in the Third Party Proposal.

5.	If the Borrower proposes to close a transaction on terms more favorable to the Third Party or any of the Third Party’s Affiliates than those included in the Third Party Proposal accompanying the most recent Match Notice delivered to the Lender, than such financing shall be deemed a new Third Party Proposal and the Borrower shall provide a new Match Notice to the Lender and comply with the provisions of this Schedule 7.20 with respect to such financing terms.

6.	If the financing is being provided by a Third Party, then (i) one Business Day after receipt thereof, the Borrower shall provide to the Lender an initial draft of the credit agreement or similar document and all material related documentation with the Third Party (collectively, the “Third Party Credit Documents”), the terms of which must be consistent with the applicable Third Party Proposal accompanying a Match Notice; and (ii) three Business Days prior to the execution of any Third Party Credit Documents, the Borrower shall provide to the Lender the then current drafts of the Third Party Credit Documents, which shall be substantially in the form to be executed by the parties thereto. Within one Business Day following execution thereof, the Borrower shall provide to the Lender copies of the final Third Party Credit Documents.

7.	Section 7.20 to the Loan Agreement and this Schedule 7.20 are not intended to be and do not constitute a commitment or obligation by the Lender or any of its Affiliates to provide or arrange for any financing by the Borrower or any of its Affiliates, and no liability or obligation on the part of the Lender or any of its Affiliates to proceed with or participate in any financing by the Borrower or any of its Affiliates shall be created or exist unless or until the Lender, or such Affiliate, as the case may be, has executed and delivered definitive documentation containing such obligation.

Schedule 7.21

MONTHLY PRICING REPORTS

JURISDICTION	DESCRIPTION OF REPORT
Boston, Massachusetts	Pricing and sales report from the Boston Police Department setting forth, among other things, the medallion numbers, sellers, buyers, sales price, transaction dates, and purchase dates (or such other information as shall then be included in such report), or if for any month such pricing and sales report is not available after reasonable attempts to obtain the same, a letter from Robert Kline, Esq. or another attorney acceptable to the Lender in its sole discretion, (i) setting forth, that based upon the sales of taxi medallions during the applicable month in which such counsel participated in or of which such counsel is otherwise aware, the average price at which taxi medallions were sold during the applicable month, and (ii) attaching to such letter a schedule of the sales of taxi medallions during such applicable month which such counsel participated in or of which such counsel is otherwise aware.

Cambridge, Massachusetts	Pricing and sales report from the City of Cambridge, Hackney Carriage Division setting forth, among other things, the medallion numbers, dates of transfer and sales price (or such other information as shall then be included in such report), or if for any month such pricing and sales report is not available after reasonable attempts to obtain the same, a letter from Robert Kline, Esq. or another attorney acceptable to the Lender in its sole discretion, (i) setting forth, that based upon the sales of taxi medallions during the applicable month in which such counsel participated in or of which such counsel is otherwise aware, the average price at which taxi medallions were sold during the applicable month, and (ii) attaching to such letter a schedule of the sales of taxi medallions during such applicable month which such counsel participated in or of which such counsel is otherwise aware.

Chicago, Illinois	Pricing and sales report from the Commissioner of the Department of Consumer Services setting forth, among other things, the medallion numbers, transaction dates and sales price (or such other information as shall then be included in such report), or if for any month such pricing and sales report is not available after reasonable attempts to obtain the same, a letter from Bernie Block, Esq. or another attorney acceptable to the Lender in its sole discretion, (i) setting forth, that based upon the sales of taxi medallions during the applicable month in which such counsel participated in or of which such counsel is otherwise aware, the average price at which taxi medallions were sold during the applicable month, and (ii) attaching to such letter a schedule of the sales of taxi medallions during such applicable month which such counsel participated in or of which such counsel is otherwise aware.

Newark, New Jersey	A pricing and sales report from the Division of Taxicabs, Newark Police Department (or such other information as shall then be included in such report), or if for any month such pricing and sales report is not available after reasonable attempts to obtain the same, a letter from Alan Decker, Esq. or another attorney acceptable to the Lender in its sole discretion, (i) setting forth, that based upon the sales of taxi medallions during the applicable month in which such counsel participated in or of which such counsel is otherwise aware, the average price at which taxi medallions were sold during the applicable month, and (ii) attaching to such letter a schedule of the sales of taxi medallions during such applicable month which such counsel participated in or of which such counsel is otherwise aware.

New York, New York	Pricing and sales report from the New York City Taxi & Limousine Commission setting forth, among other things, the average price and number of medallion loan transfers for the six prior months (or such other information as shall then be included in such report), or if for any month such pricing and sales report is not available after reasonable attempts to obtain the same, a letter from Lance Kuba, Esq., Roger Davis, Esq. or another attorney acceptable to the Lender in its sole discretion, (i) setting forth, that based upon the sales of taxi medallions during the applicable month in which such counsel participated in or of which such counsel is otherwise aware, the average price at which taxi medallions were sold during the applicable month, and (ii) attaching to such letter a schedule of the sales of taxi medallions during such applicable month which such counsel participated in or of which such counsel is otherwise aware.

Philadelphia, Pennsylvania	A pricing and sales report from the Pennsylvania Public Utilities Commission, or if for any month such pricing and sales report is not available after reasonable attempts to obtain the same, a letter from John Gallagher, Esq. or another attorney acceptable to the Lender in its sole discretion, (i) setting forth, that based upon the sales of taxi medallions during the applicable month in which such counsel participated in or of which such counsel is otherwise aware, the average price at which taxi medallions were sold during the applicable month, and (ii) attaching to such letter a schedule of the sales of taxi medallions during such applicable month which such counsel participated in or of which such counsel is otherwise aware.

Exhibit A

FORM OF AMENDED AND RESTATED PROMISSORY NOTE

$300,000,000	September , 2003
New York, New York

FOR VALUE RECEIVED, TAXI MEDALLION LOAN TRUST I, a Delaware business trust (the “Borrower”), hereby promises to pay to the order of MERRILL LYNCH COMMERCIAL FINANCE CORP. (the “Lender”), at the principal office of the Lender at [15 W. South Temple, Suite 300, Salt Lake City, Utah 84101], in lawful money of the United States, and in immediately available funds, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by the Lender to the Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Advance, at such office, in like money and funds, for the period commencing on the date of such Advance until such Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

This Note is the Note referred to in that certain Amended and Restated Loan and Security Agreement, dated as of September     , 2003 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and between the Borrower and the Lender and evidences the Advances made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

This Note amends and restates in its entirety that certain Promissory Note dated September 13, 2002, made by the Borrower in favor of the Lender in the original principal amount of Two Hundred Fifty Million Dollars ($250,000,000) (the “Original Note”); provided, that this Note is given solely in substitution of the Original Note and not in repayment or satisfaction thereof. The Borrower hereby acknowledges and agrees that simultaneously with the Borrower’s execution and delivery of this Note to the Lender, the Lender has agreed to deliver, and has in fact delivered, to the Borrower the Original Note, marked “cancelled”.

The date, Type, amount and length of Interest Period of each Advance made by the Lender to the Borrower (including, without limitation, each “Advance” outstanding under the Existing Loan Agreement on the Restatement Effective Date), each continuation thereof, each conversion of all or a portion thereof to another Type and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedules attached hereto and constituting a part hereof or any continuation thereof and any such recordation shall constitute Prima facie evidence of the accuracy of the information; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Advances made by the Lender.

The Borrower agrees to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note in accordance with the Loan Agreement, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

The Borrower, and any indorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement among them, may affect the liability of the Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of New York whose laws the Borrower expressly elects to apply to this Note. The Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

TAXI MEDALLION LOAN TRUST I

By:
Name:
Title:

SCHEDULE A to

Promissory Note

LOANS, CONVERSIONS AND

PAYMENTS OF FIXED RATE LOANS

Date Made	Principal Amount of Fixed Rate Loan (and Continuations Thereof)	Principal Amount of Eurodollar Loans Converted into Fixed Rate Loans	Interest Period and Interest Rate Applicable Thereto	Principal Amount of Fixed Rate Loans Converted into Eurodollar Loans	Amount of Principal Repaid	Unpaid Principal Amount of Fixed Rate Loans	Notation Made by

SCHEDULE B to

Promissory Note

LOANS, CONVERSIONS AND

PAYMENTS OF EURODOLLAR LOANS

Date Made	Principal Amount of Eurodollar Loan (and Continuations Thereof)	Principal Amount of Fixed Rate Loans Converted into Eurodollar Loans	Interest Period and Interest Rate Applicable Thereto	Principal Amount of Eurodollar Loans Converted into Fixed Rate Loans	Amount of Principal Repaid	Unpaid Principal Amount of Eurodollar Loans	Notation Made by

Exhibit B

FORM OF BORROWING BASE CERTIFICATE

[To Be Added]

Exhibit C

FORM OF COLLECTION ACCOUNT CONTROL AGREEMENT

(See Exhibit C to the Original Loan Agreement)

Exhibit D

FORM OF CUSTODIAL AGREEMENT

(See Exhibit D to the Original Loan Agreement)

Exhibit E

[RESERVED]

Exhibits F-1 through F-4

(SEE ORIGINAL LOAN AGREEMENT)

Exhibit F-1	Form of Junior Participation Supplemental Agreement (E.J.T.)
Exhibit F-2	Form of Junior Participation Supplemental Agreement (Elk)
Exhibit F-3	Form of Junior Participation Supplemental Agreement (Susil Cab, Inc.)
Exhibit F-4	Form of Junior Participation Supplemental Agreement (The OSG Corporation)

Exhibit G

FORM OF INTEREST RESERVE DEPOSIT ACCOUNT CONTROL AGREEMENT

(See Exhibit G to the Original Loan Agreement)

Exhibit H

FORM OF NOTICE OF BORROWING AND PLEDGE

Lender:	MERRILL LYNCH COMMERCIAL FINANCE CORP.

Borrower:	TAXI MEDALLION LOAN TRUST I

Requested Funding Date:

Medallion Loans to be Pledged:	See attached Schedule A

Requested Advance:	$

Type of Advance:	[Eurodollar Loan] [Fixed Rate Loan]

Requested Interest Period:	Eurodollar Loans: [one][two][three][six] month(s)

Fixed Rate Loans: [eighteen months][two years]
[thirty months][three years][five years]

In connection with the Advance requested to be made on                     , 20     under the Amended and Restated Loan and Security Agreement, dated as of September 12, 2003 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Loan Agreement”; capitalized terms not otherwise defined herein have the meaning set forth in the Loan Agreement), between Taxi Medallion Loan Trust I (the “Borrower”) and Merrill Lynch Commercial Finance Corp. (the “Lender”), the undersigned Responsible Officer of the Borrower hereby certifies to the Lender as follows:

1.	The undersigned is a Responsible Officer of the Borrower and is authorized to execute and deliver this Notice of Borrowing and Pledge on behalf of the Borrower pursuant to the Loan Agreement.

2.	No Default or Event of Default exists (both before and after giving effect to the requested Advance).

3.	Each of the representations and warranties made by a Related Party in the Loan Documents is true and correct in all material respects on and as of the date of the making of the requested Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). Each Related Party is in compliance in all material respects with all governmental licenses and authorizations, statutory and regulatory requirements.

4.	After giving effect to the requested Advance, the aggregate outstanding principal amount of the Advances does not exceed the amount permitted to be outstanding as described in Section 2.01(a) of the Loan Agreement.

[Name of Responsible Officer]
[Title of Responsible Officer]

[Name of Responsible Officer]
[Title of Responsible Officer]

Date:

Schedule A

LIST OF MEDALLION LOANS TO BE PLEDGED

[To be Added]

Exhibit I

FORM OF TAX CERTIFICATE

Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of September 12, 2003 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), among Taxi Medallion Loan Trust I (the “Borrower”) and Merrill Lynch Commercial Finance Corp. (the “Lender”). All capitalized terms used but not defined herein have the meanings ascribed to them in the Loan Agreement. Pursuant to the provisions of Section 2.11(c) of the Loan Agreement, the undersigned Lender hereby certifies that:

1.	It is a natural individual person, treated as a corporation for U.S. federal income tax purposes, disregarded for federal income tax purposes (in which case a copy of this Certificate is attached in respect of its sole beneficial owner), or treated as a partnership for U.S. federal income tax purposes. [One must be checked.]

2.	It is the beneficial owner of the Note, except to the extent of a transferee or assignee that has satisfied the requirements of Section 2.11(c) of the Loan Agreement.

3.	It is not a bank, as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Loan Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.	It is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code.

5.	It is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

6.	Amounts received by it pursuant to the Loan Agreement and under the Note are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

Exhibit J

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Loan and Security Agreement, dated as of September 12, 2003 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) among TAXI MEDALLION LOAN TRUST I, a Delaware business trust (the “Borrower”), and MERRILL LYNCH COMMERCIAL FINANCE CORP. (the “Lender”). Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings so defined.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), all of the Assignor’s interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Loan Agreement as are set forth on SCHEDULE 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on SCHEDULE 1.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or any other obligor or the performance or observance by the Borrower or any Subsidiary or any obligor of any of their respective obligations under the Loan Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s) held by it evidencing the Assigned Facilities and requests that the Lender exchange such Note(s) for a new Note or Notes payable to the Assignee (and, if the Assignor is retaining any portion of its rights and obligations under the Loan Documents, to the Assignor) in the amounts which reflect the assignment being made hereby.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, the other Loan

Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Lender by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

4. The effective date of this Assignment and Acceptance shall be                  , 200     (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Lender, as syndicate manager (in such capacity, the “Syndicate Manager”), for acceptance by it and recorded by the Lender pursuant to the terms of the Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Syndicate Manager, be earlier than five Business Days after the date of such acceptance and recording by the Lender).

5. Upon such acceptance and recording, from and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Syndicate Manager on behalf of the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Syndicate Manager shall make all appropriate adjustments in payments by the Borrower for periods prior to the Effective Date or with respect to the making of this assignment.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in the Loan Agreement, relinquish its rights and be released from its obligations under the Loan Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1

TO ASSIGNMENT AND ACCEPTANCE

RELATING TO THE AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT,

DATED AS OF SEPTEMBER 12, 2003

AMONG

TAXI MEDALLION LOAN TRUST I

AND

MERRILL LYNCH COMMERCIAL FINANCE CORP.

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
	$	____%

[Name of Assignee]	[Name of Assignor]

By	By
Name:	Name:
Title:	Title:

Exhibit K

[RESERVED]

Exhibits L-1 through L-4

(SEE ORIGINAL LOAN AGREEMENT)

Exhibit L-1	Form of Approved Junior Participation Agreement (E.J.T.)
Exhibit L-2	Form of Approved Junior Participation Agreement (Elk)
Exhibit L-3	Form of Approved Junior Participation Agreement (Susil Cab, Inc.)
Exhibit L-4	Form of Approved Junior Participation Agreement (The OSG Corporation)

Exhibit M

FORM OF NOTICE OF CONVERSION OR CONTINUATION

[Date]

Merrill Lynch Commercial Finance Corp.

[Address]

Attention:

Re: Taxi Medallion Loan Trust I

Ladies and Gentlemen:

This Notice of Conversion or Continuation is delivered to you pursuant to Section 2.14 of the Loan and Security Agreement, dated as of September 12, 2003 (as amended, supplemented, restated, or otherwise modified from time to time, the “Loan Agreement”) between Taxi Medallion Loan Trust I, as borrower (the “Borrower”), and Merrill Lynch Commercial Finance Corp. (the “Lender”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Loan Agreement.

[The Borrower hereby requests that on [            ] (the “Conversion/Continuation Date”),

1. $[            ] of the presently outstanding principal amount of the Advances originally made on [            ],

2. and all Advances presently being maintained as [Eurodollar Rate Loans] [Fixed Rate Loans],

3. be [converted into] [continued as],

4. [Eurodollar Rate Loans having an Interest Period of [one/two/three/six/twelve months] [Fixed Rate Loans having an Interest Period of [eighteen months/two years/thirty months/three years/five years].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.14 of the Loan Agreement);

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].]

The Borrower has caused this Notice of Conversion or Continuation to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this     th day of             , 20    .]

TAXI MEDALLION LOAN TRUST I

By:
Name:
Title:

Exhibit N

FORM OF AMENDMENT TO SERVICING AGREEMENT

AMENDMENT TO SERVICING AGREEMENT, dated as of September 12, 2003 (this “Amendment”), to the Servicing Agreement, dated as of September 13, 2002 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Servcing Agreement”; as amended hereby and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Servicing Agreement”), by and among TAXI MEDALLION LOAN TRUST I (the “Borrower”), MEDALLION FUNDING CORP. (the “Servicer”), and MERRILL LYNCH COMMERCIAL FINANCE CORP. (successor-in-interest to Merrill Lunch Bank USA, the “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Servicing Agreement.

RECITALS

The Borrower, the Servicer and the Lender are parties to the Existing Servicing Agreement.

The Borrower, the Servicer and the Lender have agreed, subject to the terms and conditions of this Amendment, that the Existing Servicing Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Servicing Agreement.

Accordingly, the Borrower, the Servicer and the Lender hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Servicing Agreement is hereby amended as follows:

SECTION 1. Amendments.

Article VI of the Existing Servicing Agreement is hereby amended by deleting Section 6.08 in its entirety and substituting the following new Section 6.08:

“Section 6.08 Maintenance of Tangible Net Worth. The Servicer shall maintain Tangible Net Worth at all times of not less than $50,000,000.”

Article VI of the Existing Servicing Agreement is hereby amended by deleting Section 6.09 in its entirety and substituting the following new Section 6.09:

“Section 6.09 Maintenance of Ratio of Total Liabilities to Tangible Net Worth. The ratio of Total Liabilities to Tangible Net Worth shall not be greater than 6 to 1 at any time.”

SECTION 2. Conditions Precedent. This Amendment shall become effective on the first date (the “Amendment Effective Date”) on which all of the following conditions precedent shall have been satisfied:

The Lender shall have received counterparts of this Amendment executed by a duly authorized officer of each of the Borrower and the Servicer;

The Lender shall have received payment for all of the out-of-pocket costs and expenses incurred by the Lender in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to the Lender;

The Lender shall have received a certificate of the Secretary or Assistant Secretary of the Servicer substantially in the form of Exhibit A hereto, dated as of the date hereof, and certifying (i) that since September 13, 2002 there have been no changes to any of the organizational documents of the Servicer and (ii) as to the incumbency and specimen signature of each officer executing this Amendment; and

(i) The Servicer shall be in compliance with all of the terms and provisions set forth in the Existing Servicing Agreement and the other Loan Documents on its part to be observed or performed, (ii) the representations and warranties made and restated by the Servicer pursuant to Section 3 of this Amendment shall be true and complete in all material respects on and as of such date with the same force and effect as if made on and as of such date, and (iii) no Default or Event of Default shall have occurred and be continuing on such date.

SECTION 3. Representations and Warranties. The Servicer hereby (i) represents and warrants to the Lender that it is in compliance with all of the terms and provisions set forth in the Existing Servicing Agreement and the other Loan Documents on its part to be observed or performed, (ii) represents and warrants to the Lender that no Default or Event of Default has occurred and is continuing, and (iii) confirms and reaffirms to the Lender each of the representations and warranties contained in Article V of the Servicing Agreement.

SECTION 4. Limited Effect. Except as expressly amended or otherwise modified hereby, the Existing Servicing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms, without any amendment, waiver or modification of any provision thereof.

SECTION 6. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

SECTION 7. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Amendment to be executed on its behalf by its officer hereunto duly authorized, as of the date first above written.

BORROWER:

TAXI MEDALLION LOAN TRUST I

By:
Name:
Title:

LENDER:

MERRILL LYNCH COMMERCIAL FINANCE CORP.

By:
Name:
Title:

SERVICER:

MEDALLION FUNDING CORP.

By:
Name:
Title:

Exhibit A

FORM OF SECRETARY’S CERTIFICATE

Pursuant to Section 2(c) of the Amendment, dated as of September 12, 2003 (the “Amendment”), to the Servicing Agreement, dated as of September 13, 2002 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Servicing Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto by the Servicing Agreement), by and between TAXI MEDALLION LOAN TRUST I (the “Borrower”), MEDALLION FUNDING CORP.(the “Servicer”), and MERRILL LYNCH COMMERCIAL FINANCE CORP. (successor-in-interest to Merrill Lynch Bank USA, the “Lender”), the undersigned hereby certifies on behalf of the Servicer as follows:

Since September 13, 2002 there have been no changes to any of the organizational documents of the Servicer and each such document remains in full force and effect as of the date hereof; and

The following named individuals are duly elected, qualified and acting officers of the Servicer, each such individual holding the office(s) set forth opposite his respective name as of the date hereof, and the signatures set forth beside the respective name and title of said officers and authorized signatories are true, authentic signatures:

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has hereunto executed this Secretary’s Certificate as of this      day of September, 2003.

By:
Name:
Title:

The undersigned,             , does hereby certify that he is the duly elected and presently incumbent              of the Servicer and in such capacity does hereby certify to the Lender that              is the duly elected and presently incumbent Secretary of the Servicer.

By:
Name:
Title: